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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-123245

PROSPECTUS

        $40,000,000

QUIXOTE CORPORATION

7% Convertible Senior Subordinated Notes Due February 15, 2025

and

1,621,622 Shares of Common Stock Issuable upon the Conversion of the Notes

        This prospectus relates to $40,000,000 aggregate principal amount of our 7% Convertible Senior Subordinated Notes due 2025 that may be offered and sold from time to time by holders of the notes, referred to in this prospectus as the selling holders, as well as 1,621,622 shares of common stock, which represent 105% of the shares of common stock currently issuable upon conversion of the notes. We originally issued the notes offered by this prospectus in a private placement as of February 9, 2005, at an issue price of $1,000 per $1,000 principal amount of the notes. The initial conversion price of the notes is $25.90 per share.

        We will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the notes and shares, but all selling and other expenses incurred by the selling holders will be borne by the selling holders.

        The notes are our general unsecured senior subordinated obligations, ranking junior in right of payment to all our existing and future senior indebtedness.

        We will pay interest on the notes on February 15 and August 15 of each year. The first interest payment will be made on August 15, 2005. The notes will mature on February 15, 2025, unless earlier converted, redeemed or repurchased as described in this prospectus.

        The notes are not listed on any securities exchange. Although the notes issued in the initial private placement are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc., the notes sold using this prospectus will no longer be eligible for trading in The PORTAL Market.

        Our common stock is traded on the Nasdaq National Market® under the symbol "QUIX". On March 14, 2005, the last reported sale price of our common stock on the Nasdaq National Market® was $17.64 per share.

        Investing in the notes and the common stock issuable upon their conversion involves risks.

See the "Risk Factors" section beginning on page 12.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 17, 2005

        This prospectus does not constitute an offer of, or an invitation to purchase, any of the notes or the common stock issuable upon their conversion in any jurisdiction in which, or to any person to whom, such offer or invitation would be unlawful. In making your investment decision, you should only rely on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated information, as applicable. Neither the delivery of this prospectus nor any sales of the notes shall, under any circumstances, create any implication that there has been no change in the affairs of Quixote Corporation after the date of this prospectus.

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus and any prospectus supplement, including information incorporated by reference, may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan" and "continue" or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference into this prospectus include those described under "Risk Factors" and the following:

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  material adverse changes in economic conditions in the markets we serve;

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  the integration of our operations with those of businesses or assets we have acquired or may acquire in the future and the failure to realize the expected benefits of such integration;

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  uncertainties related to continued funding levels from federal highway legislation;

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  reductions in transportation safety spending by the states, counties and municipalities in which we conduct our business;

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  uncertainties related to the introduction of our products and services;

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  unfavorable changes in product sales mix;

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  seasonality, along with the extent and timing of the award of large contracts;

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  the cyclical nature of our governmental markets;

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  excess manufacturing capacity;

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  weather conditions;

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  the possible impairment of goodwill or intangible assets;

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  competition from others in the transportation safety business;

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  uncertainties relating to managing and expanding international markets;

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  acts of war and terrorist activities; and

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  other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

        You should carefully read this prospectus, supplements to this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

        When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in this prospectus, supplements to this prospectus and the documents that we incorporate by reference into this prospectus. The risk factors noted throughout this prospectus, particularly in the section titled "Risk Factors", and other risk factors that we have not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.

PROSPECTUS SUMMARY

        The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus, including the information set forth under the heading "Risk Factors," and the documents we have referred you to, including our consolidated financial statements and the notes thereto that are incorporated by reference into this prospectus. When we use the terms "Quixote Corporation", "the Company", "we", "our" or "us" in this prospectus or in any prospectus supplement, we refer to Quixote Corporation and its subsidiaries, unless otherwise stated, or unless otherwise provided by the context in which the term is used.

Our Business

        Quixote Corporation, through its subsidiaries, develops, manufactures and markets highway and transportation safety products to protect, direct and inform motorists and highway workers in both domestic and international markets. These products include energy-absorbing highway crash cushions, flexible post delineators, electronic wireless measuring and sensing devices, weather information systems and forecasting services, variable message signs, highway advisory radios, intelligent intersection control devices, automated enforcement systems, video detection equipment and other highway and transportation safety devices. As of March 1, 2005, we employed approximately 1,100 people.

Description of Business

        Our operations are comprised of two reportable segments:

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  The Protect and Direct segment provides solutions for improving safety on the roads either by minimizing the severity of crashes that occur or by preventing crashes from occurring by directing or guiding traffic.

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  The Inform segment provides solutions for improving traffic flow and safety on roads and runways by providing information.

        The Company's products are sold world-wide by both a direct sales force and a distribution network to customers in the highway construction and safety business, state and municipal departments of transportation and other governmental transportation agencies.

Protect and Direct Segment

        Our Protect and Direct category of products, which reduce the severity of crashes, include our patented highway crash cushions which were first conceived and developed in 1969. These products were developed and sold in response to the high number of fatalities and serious injuries suffered by occupants of errant vehicles in collisions with roadside hazards, such as bridge abutments, overpass piers, overhead sign supports, lane dividers, traffic islands and toll booths. Since 1969, various types of highway crash cushions have been installed in front of thousands of life-threatening roadside hazards. The Federal Highway Administration (FHWA) endorses the installation of highway crash cushions as an effective safety program.

        We develop, manufacture and market lines of patented highway crash cushion systems and other barriers which absorb and dissipate the force of impact in collisions between vehicles and fixed roadside objects or slow moving highway construction vehicles. The product lines utilize the principles of momentum transfer and kinetic energy to safely decelerate errant vehicles. Energy absorption or energy dissipation is accomplished by using different combinations of water, aluminum, steel, urethane foam systems, cardboard, plastic structures, elastometric cylinders and sand.

        We also manufacture and sell products that prevent crashes and help control the flow of traffic by directing or guiding. These products consist of a line of flexible sign and guide post systems (delineators) and a glare screen system. The guide posts are used to delineate a travel way, channel vehicles or mark the location of an object. The post features a patented, in-ground anchor system that permits inexpensive repair and replacement. The glare screen system, also made from polyethylene, is installed on top of median barriers to eliminate the distraction of lights from oncoming vehicles.

        Our products within the Protect and Direct segment also include a crashworthy barrier arm for use at areas such as railroad crossings and tollroads and as security for access ways, driveways and parking lots. In addition, we market a FreezeFree™ anti-icing system which automatically or manually dispenses deicing liquids in advance of ice formation on bridges, roads and overpasses.

Inform Segment

        To expand our business within the highway and transportation safety industry, in 1998 we began acquiring companies that manufacture Intelligent Transportation System (ITS) products which provide information to improve traffic flow and safety. These companies now comprise the Inform segment.

        Highway Information Systems, Inc. (HIS), acquired in April 1998, manufactures highway advisory radio systems that help control the flow of traffic by informing motorists of accidents and traffic delays. In December 1998, we acquired Nu-Metrics, Inc., which provides electronic wireless measuring and sensing devices that gather and use information to relieve traffic congestion. In January 2001, we acquired National Signal, Inc. With this acquisition, we acquired mobile variable message signs, directional displays and warning lights for the transportation industry. In August 2001, the Company acquired Surface Systems, Inc. This acquisition expanded our offering of pavement sensing equipment and specialized road and runway weather stations. We also gained both road condition and weather forecasting services. In May 2003, we acquired U.S. Traffic Corporation (UST). The UST business provided an extensive array of intelligent intersection control systems and other traffic control products. We acquired Peek Traffic Corporation (Peek Traffic) in December 2003. With this acquisition, we expanded our product line of intelligent intersection control systems and provided products for new markets within the transportation safety industry. Principal products of Peek Traffic include traffic signal systems, data collection systems, video detection systems, automated enforcement and parking detection devices.

        Our products within the Inform segment include traffic controllers, in-ground vehicle detectors, permanently-mounted electronic message signs and mobile variable message signs, directional displays, traffic and pedestrian signals, traffic uninterruptible power supply (UPS) systems, data collection devices, video detection equipment, automated enforcement systems, parking detection devices, illuminated transportation signage and tunnel lighting. Traffic controllers and detectors are devices that control traffic signal operations at intersections either with preset timers or with detectors that enable the signals to change in response to variations in traffic. Permanently-mounted and mobile variable message signs provide advance warning and directional information to oncoming drivers to assist in diverting and controlling traffic around areas of potential hazard. They are also a key component of the "Amber Alert" program now being implemented throughout the United States. These LED signs and displays are electronic and are solar or diesel powered. UPS is a power supply system with battery backup that keeps a lighted intersection operating either normally or in flash-mode during a power interruption. Traffic and pedestrian signals are LED or incandescent signals for intersection operations and pedestrian crossings which may include a numerical countdown warning before a signal changes.

        Other products within our Inform segment include devices which can be used to measure distance and perform repetitive spacing to within one inch per mile as well as portable or permanent sensors that record volume, speed, and length classification of vehicles. These sensors also collect, analyze and store traffic and road surface condition and freezing point data which can be relayed on a real-time basis to a transportation department's base computer or control center via telephone, cellular link, fiber optic connection or a wireless link. We also manufacture and market road/runway traffic and weather information systems. Using a tower equipped with weather instruments and special detectors, these systems can detect freezing conditions and provide valuable weather and traffic data to transportation departments or airports in order to dispatch salt trucks or automatically activate anti-icing systems.

        We also provide specialty lighting solutions for roadway and pedestrian tunnels, subways and other areas. Automated enforcement systems, such as red light enforcement and laser speed enforcement, involve digital cameras and detectors to detect possible traffic violations at intersections or the side of a road. A toll road monitoring system is a data collection system able to count axles of vehicles in order for the proper authorities to ensure the proper toll amount is collected. We are a leading manufacturer of highway advisory radio (HAR) systems that broadcast traffic information using an AM radio frequency with reception up to six miles from the unit. HAR systems, in conjunction with flashing lights and message signs, advise drivers to tune into a particular AM station to hear messages about traffic, road conditions and weather. These HAR systems can be permanent or mobile. One of our newly developed products is the Intellizone® system which is designed to provide real-time information to motorists who are approaching construction zones by connecting traffic and/or weather sensors and variable message signs through computer controlled software.

        We also provide product education, selection and application assistance. In limited cases, we perform site preparation and installation services for our products, typically through our distributor/contractor network.

        Financial information relating to industry segments appears in Note 17 of the notes to our consolidated financial statements incorporated by reference herein.

Competition and Marketing

        Our products are sold in all 50 U.S. states and internationally. Domestically, we sell either through a distribution network or through a direct sales force. The distribution network consists of regional managers who supervise domestic distributors and make direct sales in areas not covered by distributors. We sell our products principally to distributors, contractors (on behalf of state and local governments), state departments of transportation, state agencies, local governments, municipalities, and airports. Although the federal government provides matching funds (usually 80% to 90%) for the purchase of certain highway safety products made by state and local governmental agencies, the federal government is not a direct purchaser of our domestic products. For certain products, we sell through catalogs and inside sales personnel.

        Many foreign governments are now beginning to recognize the need for crash cushions and our other highway safety products as a method of reducing traffic congestion and fatalities. Our products are sold outside of the U.S through a network of distributors who make sales to local and national governments and contractors who are responding to bids from their respective governments.

        We experience competition in many of our product lines. We believe we are a leading U.S. manufacturer of transportation safety products. No other company presently markets as broad a line of highway crash cushion systems designed to shield as large a variety of fixed roadside hazards as our Protect and Direct product lines. However, some of our competitors offer similar products to those supplied by us, and a few are better capitalized than we are. We experience competition particularly in the sand barrel, QuadGuard® and TMA product lines. We compete in the U.S. market for crash cushions with Syro, Inc., a subsidiary of Trinity Industries, Inc. (NYSE: TRN), with TrafFix Devices, Inc. and with other smaller regional companies. A number of other companies manufacture flexible sign and guide post systems. Within the Inform segment, we experience competition in selling certain product lines because they are generally sold through a bidding process. These product lines may include our road/runway traffic and weather information systems, permanently-mounted and mobile variable message signs, traffic and detection controllers, traffic and pedestrian signals and lighting products. There are several companies that manufacture and sell highway advisory radio systems. With respect to traffic counters and sensors, we compete with many different companies that sell sensors using several different technologies, including microwave and infra-red sensors and machine-vision (video), and each technology offers certain advantages.

        Competition may have an adverse effect on the selling prices and profit margins of certain of our product lines, and depending on the product mix sold, can adversely affect our financial results. The award of large contract orders by state departments of transportation and the timing of those awards also has an effect on our sales and may affect our results in any one particular fiscal period. We believe that we compete effectively through our own advanced product development, patent protection, quality and price, and the effectiveness of our strong distribution network.

Government Policies and Funding

        The domestic market for highway and transportation safety products is directly affected by federal, state and local governmental policies. A portion of our sales is ultimately financed by funds provided to the states by the federal government. Historically, these funds have covered 75% to 90% of the cost of highway safety projects on roads constructed or maintained with federal assistance. The current six-year federal highway bill (TEA-21) expired on September 30, 2003, but has been extended several times, the latest until May 31, 2005. Timing of the passage of a new six-year reauthorization bill is uncertain. Until a new bill is approved, the transportation safety allotment in federal and state budgets will continue to be uncertain, and we believe this uncertainty will continue to negatively impact spending on certain products and services we offer. Even if a new bill is passed in the first half of calendar 2005, we may not realize the benefit of the bill's passage until fiscal 2006. Any change or further delay in the availability of federal funds and the timing of the release of those funds to the state and local governments may have an adverse impact on our financial results.

        The current federal legislation includes a guaranteed amount of funding for highway safety programs. These federal funds are currently based on gasoline tax revenues. Under TEA-21, the states are asked to use 10% of the federal funds received each year for safety construction activities, such as hazard elimination, and other broad safety initiatives. Our products that are subject to federal matching funds are tested and approved as acceptable highway hardware according to the test procedures in the National Cooperative Highway Research Program number 230 or 350 that require various tests depending on the application. This approval is gained after a formal submission to the FHWA that makes the products eligible for federal funds for certain highway projects. We are obligated to seek such approval for improvements or upgrades to such devices and for any new devices.

        In addition, many states and local governmental units are currently operating under budget constraints, which adversely affects their ability to fund highway and infra-structure projects, and reduces the demand for our products.

        Foreign government policies and funding vary by country for highway and transportation safety. In many cases, additional testing of our products may be required in order to obtain certification.

Liquidity

        We historically meet our financial needs through a combination of cash flows generated from operations and borrowing from a group of banks pursuant to a multi-year credit agreement. Given the weakened financial performance of our operations during fiscal year 2004 and the need to borrow funds to acquire and rationalize the intersection businesses, we negotiated an amendment to our loan arrangements with our banks as of June 30, 2004 to avoid possible breaches of certain covenants in our credit agreement. The amended credit agreement modified several covenants and we collateralized the loans with interests in our assets including receivables, inventories, furniture and fixtures, intangibles and certain real estate.

        Given the continuing delay in both passage of the highway funding bill and the economic turnaround, we negotiated an additional amendment to the credit agreement as of September 10, 2004. This amendment reduced the revolving loan commitment to $38 million, reset limits of EBITDA, net worth, and capital expenditures, and increased reporting requirements. We also have new requirements regarding EBIT of the Protect and Direct segment, cash dividends and required prepayments. We also granted additional collateral in the form of two mortgages, stock pledges of all subsidiary guarantors, and a pledge of all intangible assets.

        We have used the proceeds from the sale of the notes to repay the term loan under our credit agreement in full and pay down the revolving loan under our credit agreement to approximately $7 million, which will create availability for working capital and capital expenditures.

The Notes

        The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see "Description of Notes" beginning on page 23 of this prospectus.

Issuer	Quixote Corporation, a Delaware corporation
Securities Offered	$40,000,000 aggregate principal amount of 7% Convertible Senior Subordinated Notes due February 15, 2025
Interest	The notes will bear interest at an annual rate of 7%. Interest is payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2005.
Maturity Date	February 15, 2025
Conversion
The notes are convertible at a holder's option at any time prior to maturity into shares of our common stock, initially at a conversion price of $25.90 per share, subject to adjustment upon certain events.
Auto-Conversion
At any time prior to maturity, we may elect to automatically convert some or all of the notes into shares of our common stock if the closing price of our common stock exceeds 150% of the conversion price for 20 trading days during any 30 trading day period, ending within the 30 trading days prior to the notice of automatic conversion, subject to certain conditions in the indenture, including that either (x) a registration statement covering the resale of the common stock issued upon conversion is effective and available for use from the date we notify the holders of the automatic conversion through and including the earlier of the date of the automatic conversion or the last date on which the registration statement registering the resale of such common stock is required to be kept effective under the terms of the Registration Rights Agreement, or (y) the common stock issuable upon conversion may be sold pursuant to Rule144 under the Securities Act. See below under "Description of Notes—Conversion Rights."
Additional Payment upon Conversion during the First Three Years
If we effect an automatic conversion of a holder's notes prior to February 15, 2008, we will make an additional payment equal to three full years of interest, less any interest actually paid or provided for prior to the conversion date. We may pay this additional payment in cash or, at our option, in shares of common stock. If we elect to pay the additional payment in common stock, the common stock will be valued at 95% of the average closing price of the common stock for the five trading days immediately preceding the second trading day prior to the conversion date.
Additional Shares upon Conversion in Connection with Certain Events
If a holder elects to convert notes prior to February 15, 2008 in connection with certain corporate change of control transactions in which 10% or more of the consideration for the common stock consists of cash, securities or other property that is not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or the Nasdaq National Market, we will increase the conversion rate for the notes surrendered forconversion by a number of additional shares as described in the indenture. See below under "Description of Notes—Conversion Rights."

Adjustments to the Conversion Price
The conversion price of the notes will be subject to adjustment under certain circumstances, including the payment of dividends or cash distributions on our common stock in excess of $0.36 per share per year.
Redemption of Notes at Our Option
At any time on or after February 20, 2008, we may redeem some or all of the notes at 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date, subject to certain limitations contained in the indenture. If we elect to redeem the notes, we will provide notice of redemption to holders not less than 20 days and not more than 90 days before the redemption date. See below under "Description of Notes—Optional Redemption By Us."
Repurchase of Notes at a Holder's Option
A holder may require us to repurchase notes for cash on February 15, 2010, February 15, 2015 or February 15, 2020, at a price equal to 100% of principal plus accrued and unpaid interest, if any, to the applicable repurchase date.

A holder may require us to repurchase notes in cash at a price equal to 100% of principal plus accrued interest, if any, to the applicable repurchase date upon a fundamental change or if our common stock is no longer traded on a national exchange.
Ranking
The notes are our unsecured senior subordinated obligations and are subordinated in right of payment to any existing and future senior indebtedness and structurally subordinated to the indebtedness and other liabilities of our subsidiaries.
Events of Default
If there is an event of default with respect to the notes, an amount equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, may be declared immediately due and payable. These amounts automatically become due and payable in some circumstances. The following are events of default with respect to the notes:
• default in our obligation to pay the principal and premium, if any, on any of the notes at maturity or otherwise;
• default in our obligation to pay the repurchase price of the notes on the repurchase date following a repurchase event;

•	default for a period of 10 business days in our obligation to pay the interest or any liquidated damages on the notes;
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default in our obligation to deliver additional shares of our common stock required to be issued on exercise of a holder's conversion right prior to February 15, 2008 following certain change of control events as described in the indenture;
•	default in our obligation to deliver shares of our common stock within 15 business days of the exercise of a holder's conversion right;
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our failure to perform or observe any other term, covenant or agreement contained in the notes and the indenture, other than a covenant default that is specifically identified as an event of default in the indenture, including our failure to provide notice of a repurchase event, and the continuation of such failure for 30 days after written notice of default is given to us by the trustee or to us and the trustee by the holders of at least 20% in aggregate principal amount at maturity of the notes then outstanding;
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our failure to perform or observe any other term, covenant or agreement contained in any of the transaction documents (other than the notes and the indenture) for a period of 30 days after written notice of default is given to us by the trustee or to us and the trustee by the holders of at least 20% in aggregate principal amount at maturity of the notes then outstanding;
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any of the representations or warranties made by us in the indenture, the notes or the related transaction documents are false or misleading in any material respect at the time made and such condition (to the extent capable of being cured) continues uncured for a period of 10 business days after written notice of default is given to us by the trustee or to us and the trustee by holders of not less than 20% in aggregate principal amount at maturity of the notes then outstanding;
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our failure to pay when due at maturity, or a default that results in the acceleration of maturity of, any indebtedness for borrowed money of ours or any of our significant subsidiaries in an individual amount in excess of $5 million or an aggregate amount of $10 million or more, unless the default is cured or waived or the acceleration is rescinded, stayed or annulled within 15 days after written notice of default is given to us by the trustee or to us and the trustee by holders of not less than 20% in aggregate principal amount at maturity of the notes then outstanding; provided that the 15 day period will be extended to 30 days if we are in good faith pursuing a restructuring or refinancing of the accelerated indebtedness;

• our failure to stay, bond or satisfy within 60 days any outstanding judgments against us or our significant subsidiaries aggregating $10 million or more not covered by insurance; and
• specific events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries.
Use of Proceeds	We will not receive any proceeds from the sale by any selling holder of the notes or the shares of common stock issuable upon conversion of the notes.
Book-entry Form
The notes have been issued in book-entry form and are represented by a single global note deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Investors in the global note who are participants in DTC may hold their beneficial interests in the global note directly through DTC. Investors in the global note who are not participants in DTC may hold their beneficial interests through organizations that are participants in DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC (or its nominee) and its participants. See "Description of the Notes — Global Note, Book-Entry Form".

Except in limited circumstances, participants and indirect participants are not entitled to receive physical delivery of definitive notes or to have notes issued and registered in their names and are not considered the owners or holders of the notes under the indenture.
Interests in the global note and the definitive notes, if any, are issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.
Trading
The notes issued in the private placement are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market. We do not intend to list the notes on any other national securities exchange or automated quotation system. No assurance can be given as to the liquidity of or trading market for the notes. Our common stock is currently traded on the NASDAQ National Market under the symbol "QUIX."
Governing Law	The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

        You should carefully consider the risks described below as well as the information about risks stated in our SEC filings before making an investment decision. The risks and uncertainties described below are not the only ones related to our business, the notes or shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business operations, results of operations, financial condition or prospects. As a result, they could have an impact on our stock price, or on our ability to pay interest on the note, repay the notes at maturity, redeem or repurchase the notes.

Risk Factors Relating to our Business

A decrease or delay in government funding of transportation safety and highway construction and maintenance may cause our revenues and profits to decrease.

        We depend substantially on federal, state and municipal funding for transportation safety, highway construction and maintenance and other related infrastructure projects. Any decrease or delay in government funding for transportation safety, highway construction and maintenance and other related infrastructure projects could cause our revenues and profits to decrease.

        Federal government funding for infrastructure projects is usually accomplished through highway authorization bills, which establish funding over a multi-year period. The most recent highway authorization bill was enacted in June 1998 and covered federal spending through September 30, 2003. It has been extended at current funding levels several times and currently expires May 31, 2005. The delayed passage of the new highway funding bill adversely affected our financial performance in fiscal year 2004, and will continue to affect our financial performance in fiscal year 2005. We can not predict when a new highway bill will be enacted or the level of future federal governmental spending. Until new legislation is passed, the transportation safety allotment in federal and state budgets will continue to be uncertain, and we believe this uncertainty will continue to negatively impact spending on certain of our products and services. Even after new legislation is enacted, funding appropriations may be revised in future congressional sessions, and federal funding for infrastructure projects may be reduced in the future. In addition, Congress could pass legislation in future sessions which would divert highway funds for other national purposes or would restrict funding for infrastructure projects unless states comply with certain federal policies.

Constraints on local government budgets may adversely affect our financial performance.

        Many states have been suffering, and we believe will continue to suffer, from budget constraints given the national and local economies. Such budgetary constraints adversely affect the ability of states to fund transportation, highway and infrastructure projects, and therefore reduce the demand for our products. Municipalities also suffer from budget constraints that can reduce transportation safety spending.

Downturns in the U.S. economy or the transportation safety and highway construction industries may adversely affect our revenues and operating results.

        General economic downturns, including downturns in the transportation safety and highway construction industries, could result in a material decrease in our revenues and operating results. In fact, we believe that the economic downturn and the related political uncertainty during fiscal years 2002 through 2005 have negatively affected our expected revenue growth. Sales of our products are sensitive to foreign, domestic and regional economies in general, and in particular, changes in highway government infrastructure spending. Many of our costs are fixed and cannot be quickly reduced in response to decreased demand.

Sales of our products often are subject to government testing, inspection and approval.

        We frequently supply products and services pursuant to agreements with general contractors who have entered into contracts with federal, state or municipal government agencies. In some cases we enter into contracts directly with government agencies. At times these contracts require engineered systems which combine our Inform products, sometimes in conjunction with our Protect and Direct products, into complex systems which may themselves be incorporated into other systems. The successful completion of our obligations under these contracts is often subject to satisfactory testing, inspection and approval of such products and services by a representative of the contracting agency. Although we endeavor to satisfy the requirements of each of these contracts to which we are a party, no assurance can be given that the necessary approval of our products and services will be granted on a timely basis or at all and that we will receive any payments due to us. In some cases, we may be dependent on others to complete these projects which may also delay payments to us. Any failure to obtain these approvals and payments may have a material adverse effect on our business and future financial performance.

Past and future acquisitions involve risks that could adversely affect our future financial results.

        We have completed seven acquisitions since 1997 and may acquire additional businesses in the future. We may be unable to achieve the benefits expected to be realized from our acquisitions. In addition, we may incur additional costs and our management's attention may be diverted because of unforeseen expenses, difficulties, complications, delays and other risks inherent in acquiring businesses, including the following:

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  we may have difficulty integrating the acquired businesses as planned, which may include integration of systems of internal controls over financial reporting and other financial and administrative functions;

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  acquisitions may divert management's attention from our existing operations;

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  we may have difficulty in competing successfully for available acquisition candidates, completing future acquisitions or accurately estimating the financial effect of any businesses we acquire;

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  we may have delays in realizing the benefits of our strategies for an acquired business;

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  we may not be able to retain key employees necessary to continue the operations of an acquired business;

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  acquisition costs may be met with cash or debt, increasing the risk that we will be unable to satisfy current financial obligations;

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  we may acquire businesses that are less profitable or have lower profit margins than our company's historical profit margins; and

  •
  acquired companies may have unknown liabilities that could require us to spend significant amounts of additional capital.

        In May and December, 2003, we made two acquisitions in the intersection signal business and we have been rationalizing the operations of those two businesses with other Inform businesses since then. Integration of these businesses, combined with reduced demand for our products given the government budgetary situation, adversely affected our financial performance in the year ended June 30, 2004. In addition, we recorded non-cash impairment charges of $32.6 million for the year ended June 30, 2004 related to goodwill, intangible assets and other long-lived assets in the Inform segment. The Company has developed and is implementing a plan to rationalize portions of these operations which includes integrating product offerings, outsourcing non-critical component parts and focusing manufacturing facilities to obtain greater synergies. The full benefit of projected annual cost savings is not expected to be realized until fiscal 2006. Under the current plan, we expect the combined results of our U.S. Traffic and Peek Traffic operations to be profitable by early fiscal 2006, although there can be no assurance that we will achieve this objective. In addition, there can be no assurance that the Company's rationalization plan will result in cost savings or to what extent those savings will be realized or that we will be able to successfully complete the integration of these businesses in the near future.

Management's estimates and assumptions affect reported amounts of expenses.

        Goodwill and other indefinite-lived intangible assets acquired by the Company are tested for impairment at least annually, and the results of such testing may adversely affect our financial results. We use a third party appraisal firm to assist our determination of fair values, but the impairment review is highly judgmental and involves the use of significant estimates and assumptions. These estimates and assumptions have a significant impact on the amount of any impairment charge recorded, and actual results may differ significantly from the estimates and assumptions used.

        The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events which are included in the financial statements or tax returns. In assessing the realizability of the deferred tax assets, management makes certain assumptions about whether the deferred tax assets will be realized. The Company expects the deferred tax assets currently recorded to be fully realizable, however there can be no assurance that an increased valuation allowance would not need to be recorded in the future.

Our business could be adversely affected by access to reduced levels of cash, whether generated from operations or from bank borrowings.

        Our principal sources of funds have historically been cash flows from operations and borrowings from banks. Our financial performance in fiscal year 2004 and to date in fiscal 2005 has adversely affected the amount of cash flow from operations and has required us to modify our bank credit agreement in order to avoid the occurrence of events of defaults relating to certain covenants and financial ratios. Amendments to the credit agreement required us to modify certain covenants, pledge our assets as collateral, and reduce the maximum amount of availability under the revolving credit facility to $38 million. The amended credit agreement also limits our dividend payments.

        Although we have repaid the term portion of our credit agreement in full and paid down the revolving portion of our credit agreement to approximately $7 million with the proceeds of the sale of the notes, and are currently in compliance with the covenants of the credit agreement, our ability to remain in compliance in the future will depend on our future performance and may be affected by events beyond our control, including the prolonged delay in the passage of a new federal highway bill. There can be no assurance that we will generate sufficient earnings and cash flow to remain in compliance with the credit agreement, or that we will be able to obtain future amendments to the credit agreement to avoid a default. In the event of a default, there can be no assurance that we could negotiate a new credit agreement or that we could obtain a new credit agreement with satisfactory terms and conditions within a reasonable time period.

If we are unable to protect our proprietary technology from infringement or if our technology infringes technology owned by others, then the demand for our products may decrease or we may be forced to modify our products which could increase our costs.

        We hold numerous patents covering technology and applications related to many of our products and systems, and numerous trademarks and trade names registered with the U.S. Patent and Trademark Office and in foreign countries. Our existing or future patents or trademarks may not adequately protect us against infringements, and pending patent or trademark applications may not result in issued patents or trademarks. Our patents, registered trademarks and patent applications, if any, may not be upheld if challenged, and competitors may develop similar or superior methods or products outside the protection of our patents. This could increase competition for our products and materially decrease our revenues. If our products are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify the design of our products, change the name of our products or obtain a license for the use of some of the technologies used in our products. We may be unable to do any of the foregoing in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do so could cause us to incur additional costs or lose expected revenue.

Our success depends on key members of our management and other employees.

        Leslie J. Jezuit, our Chairman and President, and Daniel P. Gorey, our Chief Financial Officer, are of significant importance to our business and operations and neither has an employment agreement with us. The loss of their services may adversely affect our business. In addition, our ability to attract and retain qualified engineers, skilled manufacturing and marketing personnel and other professionals, either through direct hiring or acquisition of other businesses employing such professionals, will also be an important factor in determining our future success.

Difficulties in managing and expanding in international markets could affect future growth in these markets.

        In fiscal year 2004, international sales represented approximately $14,249,000, or approximately 10%, of our total sales and we believe international markets could be an important source of growth. We plan to continue to increase our presence in these markets. In connection with any increase in international sales efforts, we may need to hire, train and retain qualified personnel in countries where language, cultural or regulatory barriers may exist. Moreover, funding and government requirements vary by country with respect to transportation safety. In a number of countries there are no governmental requirements or funding for transportation safety and we must educate officials and demonstrate the need for and benefits of our products. In addition, international revenues are subject to the following risks:

  •
  fluctuating currency exchange rates could reduce the demand for or profitability of foreign sales by affecting the pricing of our products;

  •
  the burden of complying with a wide variety of foreign laws and regulations, including the requirements for additional testing of our products;

  •
  dependence on foreign sales agents;

  •
  political and economic instability of foreign governments; and

  •
  the imposition of protective legislation such as import or export barriers.

We depend on principal customers.

        No single customer of Quixote represents a significant portion of total revenues. However, in fiscal 2004, approximately 14% and 10% of our consolidated revenues resulted from sales to customers in the States of California and Texas, respectively. Customers may consist of distributors, contractors, departments of transportation, state agencies, local governments or municipalities. A change in policy in state spending could materially affect our sales in either state. The loss of, or a significant reduction in, orders from these or our other major customers could have a material adverse effect on our financial condition and results of operations.

We are in a competitive marketplace.

        To the extent one or more of our current or future competitors introduce products that better address customer requirements, or are less expensive than our products, our business could be adversely affected and we may be unable to maintain our leadership position in certain products. Competition may adversely affect the selling prices and the profit margins on our products. We may not be successful in developing and marketing our existing products or new products or incorporating new technology on a timely basis or at a reduced cost. If we are unable to timely develop and introduce new products, or enhance existing products, or reduce costs, in response to changing market conditions or customer requirements or demands, our business and results of operations could be materially and adversely affected.

        The Company has acquired complementary businesses over the past several years and, as a part of its strategy, may continue to acquire complementary businesses. The gross profit margins of certain acquired product lines are lower than the Company's historical gross profit margin, which is adversely affecting the Company's gross profit margin. The Company is experiencing rigorous competition in its variable message sign and weather sending system product lines. Given competitive conditions, we may be unable to improve our gross profit margins for these businesses and products.

        The Company has been affected by increased prices for certain commodities, particularly steel and resin, which are a significant component of the cost of certain of the Company's products. Such price increases negatively impact the Company's gross margin for certain products, because we generally have been unable to increase our product prices to reflect those commodity price increases.

        There can be no assurance that these trends will improve in the near future.

Our quarterly operating results are likely to fluctuate, which may affect our stock price.

        Our quarterly revenues, expenses, operating results and gross profit margins have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. As a result, our operating results may fall below the expectations of securities analysts and investors in some quarters, which could result in a decrease in the market price of our common stock. The reasons our quarterly results may fluctuate include:

  •
  seasonality inherent in our transportation safety and highway construction and maintenance business;

  •
  variations in profit margins attributable to product mix and increases in product materials costs;

  •
  changes in the general competitive and economic conditions;

  •
  delays in, or uneven timing in the delivery of, customer orders;

  •
  the introduction of new products by us or our competitors; and

  •
  delays in federal highway funding and budgetary restraints on state and local government spending.

        Period to period comparisons of such items should not be relied on as indications of future performance.

We may experience volatility in our stock price that could affect your investment.

        The market price of our common stock may be subject to significant fluctuations in response to various factors, including:

  •
  the relatively small public float of our stock;

  •
  quarterly fluctuations in our operating results, as described in the prior risk factor;

  •
  changes in securities analysts' estimates of our future earnings; and

  •
  loss of significant customers or significant business developments relating to us or our competitors.

        Our failure to meet analysts' expectations, even if minor, could cause the market price of our common stock to decline. In addition, stock markets have generally experienced a high level of price and volume volatility, and the market prices of equity securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. These broad market fluctuations may adversely affect our common stock's market price. In the past, securities class action lawsuits frequently have been instituted against companies following periods of volatility in the market price of such companies' securities. If any such litigation is instigated against us, it could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

Certain provisions of Delaware law, our certificate of incorporation and our stockholder rights plan have potential anti-takeover effects.

        Certain provisions of Delaware law and of our Certificate of Incorporation and By-Laws could make a merger, tender offer, or proxy contest involving us more difficult, even if such events could be beneficial to the interests of our stockholders. These provisions include:

  •
  Section 203 of the Delaware General Corporation Law which prohibits us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless specific conditions are met;

  •
  the requirement that 60% of the stockholders entitled to vote thereon approve certain transactions; and

  •
  the existence of "blank check" preferred stock that may be issued by our board of directors without stockholder approval on such terms as the board may determine.

        We also have a stockholders rights plan that could make a change of control of our Company more difficult. See "Description of Capital Stock".

Risk Factors Related to the Notes

An active trading market for the notes may not develop.

        We cannot assure you that an active trading market for the notes will develop or as to the liquidity or sustainability of any such market, the ability of the holders to sell their notes or the price at which holders of the notes will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors.

We expect that the trading value of the notes will be significantly affected by the price of our common stock, which may be volatile.

        The market price of the notes is expected to be significantly affected by the market price of our common stock as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities we issue. For a discussion of the factors that may result in volatility in the market price of our common stock, see "Risk Factors Related to Our Business."

        It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, could affect the price of our common stock.

The notes do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the notes.

        We are not restricted under the terms of the indenture and the notes from incurring additional indebtedness. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the indenture and the notes. If we issue other debt securities in the future, our debt service obligations will increase.

The notes will be subordinate in right of payment to our senior debt.

        The notes will be our general obligations and will be subordinate in right of payment to all of our existing debt and any future debt that we incur that is not specifically pari passu or subordinated to the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default, our assets will be available to pay obligations on the notes only after all senior debt has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we will not make any payments on the notes in the event of payment defaults on any future senior debt financing that we may incur. As of December 31, 2004, we had $45.3 million of senior indebtedness (as defined in the indenture) outstanding to which the notes would have been effectively subordinated. The notes will also be effectively subordinated to the liabilities of our subsidiaries.

We may not have sufficient funds to purchase the notes upon a repurchase event.

        We may not have the funds necessary to purchase the notes at the option of the holders upon certain repurchase events, including a change in control. If a repurchase event were to occur, we may not have sufficient funds to pay the purchase price for all tendered notes, or restrictions in our outstanding debt may not allow those purchases. We are only obligated to offer to repurchase the notes upon certain specified repurchase events. There may be other events that could hurt our financial condition that would not entitle you to have your notes repurchased by us.

Conversion of the notes will dilute the ownership interest of existing shareholders, including holders who had previously converted their notes.

        The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

If you hold notes, you will not be entitled to any rights as a holder of our common stock, but you will be subject to all changes made with respect to our common stock.

        If you hold the notes, other than the right to adjustments in the conversion price of the notes upon certain events, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights as a holder of common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to conversion of your notes, you will not be entitled to vote on the amendment, although the common stock you receive upon conversion of your notes will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

        We are not restricted from issuing additional common stock during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

We may issue preferred stock whose terms could adversely affect the voting power or value of our common stock.

        Our charter authorizes us to issue, without the approval of our shareholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock which the notes are convertible into thereby adversely affecting the value of the notes. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock which the notes are convertible into, thereby adversely affecting the value of the notes.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the actual ratio of earnings to fixed charges of Quixote Corporation and our subsidiaries for the six months ended December 31, 2004 and each of our fiscal years 2000 through 2004 and the pro forma ratio of earnings to fixed charges for our 2004 fiscal year and six months ended December 31, 2004. The ratios were calculated giving effect to the issuance of the notes and the application of the net proceeds of the issuance to reduce our bank indebtedness, assuming the notes were issued at the beginning of each period presented.

	For the Fiscal Year Ended June 30,					For the Six Months Ended
	2000	2001	2002	2003	2004	12/31/04
Actual	10.48	8.37	6.15	12.08	(1)	(1)
Pro Forma	—	—	—	—	(2)	(2)

(1)
Earnings for the fiscal year ended June 30, 2004 and the six months ended December 31, 2004 were ($14.8) million and ($.2) million, respectively, and did not cover the fixed charges in the amount of $2.3 million and $.8 million, respectively.

(2)
On a pro forma basis, the registering debt increased fixed charges by $1.3 million and $.3 million, respectively.

        The ratio of earnings to fixed charges represent the number of times "fixed charges" are covered by "earnings". "Fixed charges" consist of interest expense, amortization of debt issuance costs and the portion of rental expense representing our estimate of interest include in rental payments made under operating leases. "Earnings" consist of income from continuing operations before income taxes plus fixed charges.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per share data)

        The following table contains our selected consolidated financial and operating data for each of the five fiscal years ended June 30, 2004. The data are derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the six months ended December 31, 2004 and December 31, 2003 have been derived from our unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments necessary to present fairly, in accordance with accounting principles generally accepted in the United States of America, the information for those periods. This data should be read in conjunction with our audited consolidated financial statements and the related notes for fiscal years 2004, 2003 and 2002 included in our Annual Report on Form 10-K for fiscal 2004 filed with the SEC on September 13, 2004, and our unaudited consolidated financial statements and related notes for the six months ended December 31, 2004 and December 31, 2003 included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 filed with the SEC on February 9, 2005. We also recommend that you review Management's Discussion and Analysis of Financial Condition and Results of Operations, which you may find in both of these filings. Our Annual Report on Form 10-K for fiscal 2004 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004 are incorporated in this prospectus by reference.

	Year Ended June 30,						Six Months Ending Dec 31,
	2000	2001	2002	2003	2004		2004	2003
Consolidated Statements of Operations:
Net sales	$83,770	$93,554	$89,694	$114,310	$150,290		$71,434	$74,678
Cost of sales	42,659	49,616	53,762	68,070	102,987		51,455	50,832

Gross profit	41,111	43,938	35,932	46,240	47,303		19,979	23,846
Operating expenses:
Selling and administrative	24,208	23,299	23,975	28,730	36,700		18,769	16,964
Asset impairment charges	—	—	—	—	32,600		—	—
Research and development	1,614	1,752	2,468	2,356	3,605		2,506	1,546

Total operating expenses	25,822	25,051	26,443	31,086	72,905		21,275	18,510
Operating income (loss)	15,289	18,887	9,489	15,154	(25,602	)(1)	(1,296)	5,336
Other income (expense):
Interest income	31	68	78	104	30		34	20
Interest expense	(932)	(1,479)	(1,184)	(906)	(2,144)		(1,395)	(1,002)
Other	(3)	12	830	—	(212)		560	—

	(904)	(1,399)	(276)	(802)	(2,326)		(801)	(982)
Income (loss) from continuing operations before income taxes	14,385	17,488	9,213	14,352	(27,928)		(2,097)	4,354
Income taxes provision (benefit)	5,466	6,645	3,316	4,880	(10,901)		(797)	1,567

Net income (loss) from continuing operations	8,919	10,843	5,897	9,472	(17,027	)(2)	(1,300)	2,787
Discontinued operations:
Gain on disposal, net of income taxes	—	—	927	—	—		—	—

Net income (loss)	$8,919	$10,843	$6,824	$9,472	$(17,027	)(2)	(1,300)	2,787

Net Income (loss) per common share:
Basic	$1.13	$1.47	$0.89	$1.21	$(1.99	)(3)	$(0.15)	$0.33

Diluted	$1.10	$1.35	$0.84	$1.17	$(1.99	)(3)	$(0.15)	$0.32

Weighted average shares used to calculate net income (loss) per share:
Basic	7,869	7,377	7,683	7,847	8,568		8,771	8,404

Diluted	8,125	8,050	8,122	8,062	8,568		8,771	8,710

Balance Sheet

	June 30,
						Dec 31, 2004
	2000	2001	2002	2003	2004
Assets
Current Assets:
Cash & cash equivalents	$1,524	$4,118	$1,798	$3,753	$2,389	$1,653
Accounts receivable (net)	20,210	21,207	24,448	36,835	33,606	30,021
Refundable income taxes	—	—	732	—	3,371	1,999
Inventories (net)	10,072	16,871	11,890	22,967	25,308	24,846
Deferred income taxes	2,254	2,593	3,098	2,713	2,682	2,682
Notes receivable	—	—	233	217	217	—
Other current assets	259	283	895	603	668	2,497

Total current assets	34,319	45,072	43,094	67,088	68,241	63,698
Property, plant and equipment at cost
Land	1,369	1,444	1,434	1,434	1,434
Building and improvements	10,972	11,119	15,064	15,123	15,480
Machinery and equipment	11,173	12,950	12,572	18,536	19,645
Furniture and fixtures	3,653	1,650	1,880	1,927	2,068
Computer equipment and software	—	2,446	5,521	6,133	6,500
Leasehold improvements	635	693	684	826	1,661
Construction in progress	128	1,791	173	186	1,648

	27,930	32,093	37,328	44,165	48,436	49,606
Less: accumulated depreciation	(12,929)	(14,750)	(15,369)	(17,928)	(20,924)	(23,188)

Property, plant and equipment, net	15,001	17,343	21,959	26,237	27,512	26,418
Goodwill	22,626	24,889	29,594	48,642	29,503	29,312
Intangible assets, net	—	453	4,967	8,387	8,249	7,772
Deferred income taxes	—	—	—	—	6,099	6,099
Other assets	1,318	339	430	471	278	427

Total Assets	$73,264	$88,096	$100,044	$150,825	$139,882	$133,726

Liabilities & Shareholders' Equity
Current liabilities:
Current portion of long-term debt	$630	$1,179	$998	$4,028	$3,393	$4,599
Accounts payable	2,613	3,622	4,511	10,761	10,723	9,074
Dividends payable	1,117	1,123	1,240	1,402	1,486	1,579
Income taxes payable	727	1,869	—	1,305	—	—
Accrued expenses:	7,105	6,243	5,422	13,503	12,666	11,787

Total current liabilities	12,192	14,036	12,171	30,999	28,268	27,039
Long-term debt, net of current	15,596	21,526	24,772	39,789	47,014	44,528
Deferred income taxes	1,799	973	3,010	3,917	—	—
Other long-term liabilities	561	955	865	565	693	747
Shareholders' equity:
Common stock	153	158	162	174	178	179
Capital in excess of par value	33,830	35,738	40,033	52,173	57,757	58,326
Retained earnings	27,565	36,192	40,547	47,368	27,430	24,550
Accumulated income (loss)	—	(390)	(424)	(44)	614	386
Treasury stock	(18,432)	(21,092)	(21,092)	(24,116)	(22,072)	(22,029)

Total Shareholders' equity	43,116	50,606	59,226	75,555	63,907	61,412
Total Liabilities & Equity	$73,264	$88,096	$100,044	$150,825	$139,882	$133,726

(1)
Includes non-cash impairment charges of $32,600.

(2)
Includes non-cash impairment charges of $21,266, net of income tax benefits, and an income tax benefit of $1,249 related to the favorable settlement of a tax audit.

(3)
Includes non-cash impairment charges of $2.48 per diluted shares and $0.14 per diluted share related to the favorable settlement of a tax audit.

USE OF PROCEEDS

        All notes or shares of common stock sold pursuant to this prospectus will be sold by the selling holders and we will not receive any of the proceeds from such sales.

DESCRIPTION OF THE NOTES

        We issued the notes under an indenture dated as of February 9, 2005, between us and LaSalle Bank National Association, a national banking association, as trustee. LaSalle Bank National Association also acts as paying agent, conversion agent and registrar for the notes. The terms of the notes include those provided in the notes and the indenture and those provided in the securities purchase agreement and the registration rights agreement, each of which we entered into with the initial purchasers of the notes.

        The following description is only a summary of the material provisions of the notes and the indenture. The form of note, the indenture, the securities purchase agreement, the registration rights agreement and other operative documents are filed as exhibits to the registration statement of which this prospectus is a part. We urge you to read these documents in their entirety because they, and not this description, define the rights of a holder of the notes.

        When we refer to "Quixote Corporation", "we", "our" or "us" in this section, we refer only to Quixote Corporation, and not its subsidiaries.

General

        The notes:

  •
  were issued in an aggregate principal amount of $40,000,000;

  •
  were sold at an issue price of $1,000 per $1,000 principal amount of the notes;

  •
  are our senior subordinated unsecured obligations; the notes are subordinated in right of payment to all of our existing and future senior indebtedness and effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries;

  •
  are convertible into our common stock initially at a conversion price of $25.90 per share, under the conditions and subject to such adjustments as are described under "Conversion Rights-Conversion at Holder's Option" and "Conversion Rights-Conversion Price Adjustments";

  •
  are automatically convertible at our option into our common stock at the then effective conversion price if the closing price of our common stock exceeds 150% of the then effective conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within the 30 trading days prior to the notice of automatic conversion, under the conditions and subject to such adjustments as are described under "Conversion Rights-Automatic Conversion" and "Conversion Rights-Conversion Price Adjustments";

  •
  are redeemable at our option in whole or in part at any time on or after February 20, 2008, upon the terms set forth under "Optional Redemption by Us";

  •
  are subject to repurchase by us at the holder's option upon a change in control of Quixote Corporation or in the event our common stock is no longer authorized for quotation or listing on any of the New York Stock Exchange, Inc., the American Stock Exchange, Inc. or the Nasdaq National Market, upon the terms and at the repurchase prices set forth under "Repurchase of Notes at the Option of Holders";

  •
  are subject to repurchase by us at the holder's option on February 15, 2010, February 15, 2015 or February 15, 2020 at a price equal to 100% of the principal plus accrued interest, if any, to the applicable repurchase date, and as further described under "Repurchase of Notes at the Option of Holders"; and

  •
  mature on February 15, 2025, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holder.

        We may, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the outstanding notes in an unlimited aggregate principal amount, provided that such additional notes are issued at a price that would not cause such notes to have "original issue discount" for U.S. federal income tax purposes, and such notes are issued at or above par. Subject to our compliance with applicable laws, we may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, whether senior or junior to the notes, or issuing or repurchasing our securities.

        You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under "Repurchase of Notes at Option of Holders."

        The notes bear interest at the annual rate of 7%. Interest accrues on the notes from February 10, 2005. Interest will be paid on each February 15 and August 15 of each year, beginning on August 15, 2005, subject to limited exceptions if the notes are converted, redeemed or repurchased prior to an interest payment date. The record date for payment of interest is the 4th day of the month in which the interest payment date occurs. Interest is computed on the basis of a 360-day year consisting of twelve 30-day months.

        We will maintain an office in Chicago, Illinois, where we will pay the principal on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which will initially be an office or agency of the paying agent. The paying agent initially will be the trustee and our designated office or agency in Chicago, Illinois, is the principal corporate trust office of the trustee currently located at 135 South LaSalle Street, Suite 1960, Chicago, Illinois 60603, Attention: Corporate Trust Administration. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $500,000, you will be paid, at your written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

        If the notes are represented by a global note, a holder must comply with DTC procedures in connection with any conversion, registration of transfer or exchange.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        No sinking fund is provided for the notes.

Conversion Rights

Conversion at Holder's Option

        A holder may convert any outstanding notes at any time prior to maturity into shares of our common stock at an initial conversion price of $25.90 per share of common stock. The conversion price is subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional share based upon the sale price of our common stock on the business day immediately preceding the conversion date. A holder may convert notes only in denominations of $1,000 principal amount at maturity and integral multiples of $1,000.

        If we call notes for redemption, a holder may convert his, her or its notes until the close of business on the business day immediately preceding the redemption date, unless we fail to deliver the redemption price. If a holder delivers a notice regarding its election to require us to repurchase its notes as of the "redemption dates" or following the occurrence of a "repurchase event" each as described under "Repurchase of Notes at Option of Holders", the holder may convert such notes only if the holder withdraws such repurchase notice by delivering a written notice of withdrawal to us prior to the close of business on the last business day prior to the day fixed for repurchase.

        We will pay in cash, on any note or portion of a note surrendered for conversion during the period from the close of business on any interest payment date to which interest has been fully paid through the close of business on the business day preceding the record date for the next such interest payment date, accrued and unpaid interest, if any, on the note or portion thereof surrendered for conversion to, but excluding, the date of conversion. Any such payment of interest will be made with respect to such note within 10 business days after the conversion date. However, any note or portion of a note surrendered for conversion during the period from the close of business on the record date for any interest payment date through the close of business on the business day next preceding such interest payment date must (unless such note or portion of a note being converted will have been called for redemption or will have become due prior to such interest payment date as a result of a repurchase date or repurchase event) be accompanied by payment, in immediately available funds or other funds acceptable to us, of an amount equal to the interest otherwise payable on such interest payment date on the principal amount being converted; provided, however, that no such payment need be made if there exists at the time of conversion a default in the payment of interest on the notes.

Conversion Procedures

        A holder will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if the holder exercises its conversion rights, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder's. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

        To convert beneficial interests in notes represented by a global note, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program, otherwise comply with DTC procedures for conversions, and pay all taxes and duties, if any, as described above.

        To convert a definitive note (a registered note held in certificated form), a holder must:

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  complete and manually sign a written notice in the form of the conversion notice attached as an exhibit to the indenture;

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  deliver the completed conversion notice to the Trustee, to us and to our transfer agent, EquiServe Trust Company, N.A.;

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  pay all taxes or duties, if any, as described above; and

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  surrender the definitive note to us.

        The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will use our best efforts to issue and deliver, within three business days after the conversion date, a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) to the converting holder. If we have not delivered the number of shares of common stock issued upon conversion of notes within five business days after the conversion date, we will pay liquidated damages to the holder of the notes being converted at the rate of 0.5% per month of the outstanding principal amount of notes converted by such holder.

Automatic Conversion

        All of the notes may be automatically converted, at our option, into shares of our common stock at the then effective conversion price if the closing price of our common stock exceeds 150% of the then effective conversion price for 20 trading days during any 30 trading day period, ending within the 30 trading days prior to the notice of automatic conversion. If we effect the automatic conversion, we will deliver an irrevocable notice of automatic conversion to the holders not more than 30 days but not less than five days prior to the automatic conversion date.

        If the automatic conversion date is prior to February 15, 2008, we will make an additional payment to the holders with respect to the notes converted in an amount equal to $210 per $1,000 principal amount of the notes converted, less the amount of any interest we actually paid on the principal amount of notes converted prior to the automatic conversion date (and, if the note is converted between a record date and the next interest payment date, less interest payable on each $1,000 principal amount of the note converted on such next interest payment date). We may make this required payment in whole or in part in cash and/or through the issuance of our common stock, valued for this purpose at 95% of its average closing price for each of the five trading days immediately preceding the second trading day prior to the conversion date; provided that we may use our common stock only if a there is an effective registration statement covering the resale of that common stock available from the 25th trading day prior to the conversion date to and including the conversion date (to the extent required under the registration rights agreement) and our common stock is listed for trading on The NASDAQ National Market.

        We may not automatically convert the notes unless the additional following conditions have been satisfied:

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  the shares of common stock to be issued do not require registration, qualification or approval under any federal or state securities law before such shares may be freely transferable without being subject to any transfer restrictions under the Securities Act or applicable state law, or such registration or qualification is completed or becomes effective prior to the delivery of the automatic conversion notice and such completion and effectiveness is maintained from after delivery of such automatic conversion notice to the automatic conversion date;

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  the issuance of the shares of common stock to be issued does not violate any federal or state securities laws;

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  the shares of common stock to be issued shall have been listed or approved for listing on The New York Stock Exchange, the American Stock Exchange or The NASDAQ National Market, prior to the delivery of the automatic conversion notice;

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  we shall have sufficient authorized but unissued (or issued but not outstanding) shares of common stock (or, in the event of a merger, consolidation or other similar transaction involving us that is otherwise permitted under the terms of the indenture in which we are not the surviving entity, out of the authorized but unissued common stock of the surviving entity or its direct or indirect parent entity) to issue the shares of common stock to be issued upon such conversion;

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  the issuance of the shares of common stock to be issued does not require approval of our stockholders;

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  the shares of common stock to be issued, upon issue, will be duly and validly issued and fully paid and nonassessable and free of any preemptive rights; and

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  we are not prevented from making any additional cash payment required on the automatic conversion date as a result of the subordination provisions of the indenture.

        The term "closing price" with respect to our common stock (and any other referenced securities) on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the NASDAQ National Market or New York Stock Exchange, as applicable, or, if our common stock (or the referenced security) is not listed or admitted to trading on such national market or exchange, on the principal national security exchange or quotation system on which our common stock (or the referenced security) is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of our common stock (or the referenced security) on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by our board of directors for that purpose, or a price determined in good faith by our board of directors.

        The term "trading day" means, if our common stock is quoted on the NASDAQ National Market, a day on which trades may be made on the NASDAQ National Market, or if our common stock is listed or admitted for trading on the New York Stock Exchange or another national security exchange, a day on which the New York Stock Exchange or such other national security exchange, as applicable, is open for business, or if our common stock is not so quoted, listed or admitted for trading, a business day.

Conversion Price Adjustments

        We will adjust the conversion price if any of the following events occur:

        (1)    We issue common stock as a dividend or distribution on our common stock.

        (2)    We subdivide or combine our common stock.

        (3)    We issue to all holders of our common stock certain rights or warrants to purchase our common stock at a price per share less then the current market price of our common stock as of the record date for such issuance.

        (4)    We distribute to all holders of our common stock any shares of our capital stock, evidences of indebtedness or other assets, including securities, but excluding:

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  dividends or distributions listed in (1) above;

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  rights or warrants listed in (3) above; and

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  dividends or distributions paid exclusively in cash (except as otherwise described below).

        (5)    We distribute cash to all holders of our common stock (excluding cash distributed upon merger or consolidation or as part of a distribution described in clauses (1) through (4) above), other than cash dividends in an aggregate amount not to exceed $0.36 per share in any fiscal year.

        The "current market price" of our common stock on any day means the average of the daily closing prices per share of our common stock for the 10 consecutive trading days ending on the day in question, subject to adjustment if the "ex-date" with respect to the issuance or distribution requiring such computation occurs during such 10 consecutive trading day period. For purposes of this definition, "ex-date" means the first date on which our shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

        If we have a rights plan in effect at the time of conversion of notes, a holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of conversion, subject to limited exceptions.

        We will not be required to make an adjustment in the conversion price unless the adjustment would require a change of at least one percent in the conversion price. However, we will carry forward any adjustments that are less than one percent of the conversion price. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

        We may also make such reductions in the conversion price as our board of directors considers to be advisable to avoid or diminish any income tax to holders of common stock or rights to purchase common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for tax purposes.

        To the extent permitted by applicable law, and in compliance with applicable NASD rules, we may from time to time reduce the conversion price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period and our board of directors shall have determined that such reduction would be in our best interests. Whenever we reduce the conversion price as described in the preceding sentence, we will mail a notice of the reduction to the holders of notes at least five days prior to the date the reduced conversion price takes effect.

        In the event of:

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  any reclassification of our common stock, subject to limited exceptions;

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  a consolidation, merger, statutory share exchange or combination involving our company; or

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  a sale or conveyance to another person or entity of all or substantially all of our property or assets;

        in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of its notes, a holder will be entitled to receive the same type of consideration which the holder would have been entitled to receive if the holder had converted the notes into our common stock immediately prior to any of these events.

        If on or prior to February 15, 2008:

  •
  we consolidate with or merge into any other corporation or any other corporation merges into us, and in the case of any such transaction, our outstanding common stock is changed or exchanged into other assets or securities as a result, unless our shareholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of our voting stock immediately before such transaction, or we convey, transfer or lease all or substantially all of our assets to any person (other than a wholly-owned subsidiary as a result of which we become a holding company), and

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  10% or more of the consideration received by our common stockholders in connection with this corporate transaction consists of cash or securities or other property that is not traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange or The NASDAQ National Market, and

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  a holder elects to convert his, her or its notes,

the conversion price for any such notes surrendered for conversion shall be increased by a number of additional shares of common stock in the manner described in the indenture based on the effective date of the corporate transaction and the price paid per share of our common stock in the corporate transaction.

Optional Redemption by Us

        Prior to February 20, 2008, we may not redeem the notes at our option. Beginning on February 20, 2008, we may redeem the notes for cash at any time as a whole, or from time to time in part, subject to certain limitations contained in the indenture, at a redemption price equal to par plus accrued and unpaid interest, if any, to, but excluding, the redemption date. We will give holders of notes at least 20 days but not more than 90 days notice of redemption by mail. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the last business day prior to the redemption date, unless we fail to pay all amounts due on redemption. We may not redeem any notes unless a shelf registration statement covering resales of the common stock issuable upon conversion of the notes is effective and available during the 30 day period prior to the giving of a notice of redemption and at all times from the date of such notice until the redemption date, to the extent that such a registration statement is required by the terms of the registration rights agreement to remain effective as of the date that notice of redemption is provided. Additionally, we may redeem notes prior to February 20, 2010, only if our common stock is listed or approved for listing on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market, unless the closing price of our common stock was less than 95% of the conversion price in effect on each day during the 30 day period prior to the date of the redemption notice and from that date through and including the redemption date.

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples of $1,000, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount at maturity equal to the principal at maturity of the unredeemed portion of the notes. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of his, her or its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

        We may exercise our right to redeem notes no more than three times.

Repurchase of Notes at Option of Holders

        A holder of notes may require us to repurchase all of his, her or its notes not previously called for redemption, or any portion of those notes that is equal to $1,000 in principal amount at maturity or integral multiples of $1,000, on the "repurchase dates" of February 15, 2010, February 15, 2015 or February 15, 2020, for cash at a price equal to 100% of the principal, plus accrued interest, if any, to the applicable repurchase date. Unless we have previously called for redemption all of the outstanding notes and deposited or set aside an amount of money sufficient to redeem such notes on the redemption date, we or the trustee will mail holders a notice of this repurchase right on or before January 1st of each of 2010, 2015 and 2020. With respect to notes issued in certificated form, holders must deliver a written notice of exercise of the repurchase right to the trustee within 35 days of the date of our notice, stating the principal amount of the notes to be repurchased, together with the notes with respect to which the repurchase right is being exercised, duly endorsed for transfer to us. An election to exercise a repurchase right will be revocable at any time prior to, but excluding, the repurchase date, by delivering written notice to that effect to the trustee prior to the close of business on the business day prior to the repurchase date. If the notes to be repurchased are represented by a global note, a holder's exercise notice and/or withdrawal notice must comply with appropriate DTC procedures.

        If a "repurchase event", as described below, occurs, a holder may (subject to certain exceptions set forth below) require us to repurchase all of his, her or its notes not previously called for redemption, or any portion of those notes that is equal to $1,000 in principal amount at maturity or integral multiples of $1,000, for cash at a price equal to 100% of the principal, plus accrued interest, if any, to the applicable repurchase date, on the date that is 40 calendar days (or next succeeding business day if that day is not a business day) after such repurchase event.

        Unless we have previously called for redemption all of the outstanding notes and deposited or set aside an amount of money sufficient to redeem such notes on the redemption date, on or before the 10th calendar day following the occurrence of a repurchase event, we or the trustee will mail to the holders notice of the occurrence of the repurchase event and of the holders' repurchase right arising as a result. We will also deliver a copy of such notice of a repurchase right to the trustee.

        To exercise a repurchase right with respect to certificated notes, a holder must deliver to the trustee within 35 days after our notice of the occurrence of the repurchase event, written notice of the exercise of the right stating the principal amount of the notes to be repurchased, together with the notes with respect to which the repurchase right is being exercised, duly endorsed for transfer to us. An election to exercise a repurchase right will be revocable at any time prior to, but excluding, the repurchase date, by delivering written notice of withdrawal to the trustee prior to the close of business on the business day prior to the repurchase date. If the notes to be repurchased are represented by a global note, a holder's exercise notice and/or withdrawal notice must comply with appropriate DTC procedures.

        If we fail to repurchase on the repurchase date any notes as to which the repurchase right has been properly exercised, then the principal amount of such notes will, until paid, bear interest to the extent permitted by applicable law from the repurchase date at the rate borne by the note and each such note will be convertible into common stock. If we are unable to repurchase on the repurchase date all of the notes (or portions of the notes) as to which the repurchase right has been properly exercised, the aggregate amount of notes we may repurchase will be allocated pro rata among each note (or portion of a note) surrendered for repurchase, based on the principal amount of such note, in proportion to the aggregate amount of notes surrendered for repurchase.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in Chicago, Illinois, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

  •
  the note will cease to be outstanding;

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  interest will cease to accrue; and

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  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

        This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        A "repurchase event" will occur upon a change in control of Quixote Corporation or if our common stock is no longer authorized for quotation or listing on any of the New York Stock Exchange, Inc., the American Stock Exchange, Inc. or the NASDAQ National Market.

        A "change in control" will be deemed to have occurred when any of the following has occurred:

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  the acquisition by any person or group (as such terms are used in Sections 13(e) and 14(d) of the Exchange Act) of beneficial ownership of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors;

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  approval by our stockholders of any plan or proposal for our liquidation, dissolution or winding up;

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  our consolidation or merger with or into any other corporation or any merger of another corporation into us that results in the change or exchange of our common stock into other assets or securities, unless our stockholders (determined immediately before such transaction) own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the voting stock immediately before such transaction;

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  our conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person (other than a wholly-owned subsidiary as a result of which we become a holding company); or

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  a majority of the members of our board of directors are not "continuing directors." For purposes of this provision, a "continuing director" is a person who either was one of our existing directors on February 9, 2005 or is subsequently elected or nominated for election by a majority of directors who were continuing directors at the time of such election or nomination.

        A change in control will not be deemed to have occurred if at least 90% of the consideration in the transaction or transactions constituting the change in control consists of (and the capital stock into which the notes would be convertible consists of) shares of capital stock that are, or upon issuance will be, traded on a United States national securities exchange or approved for trading on an established automated over-the-counter trading market in the United States.

        The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, a holder's ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

        The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including some recapitalizations, that would not constitute a change in control for purposes of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness.

        The change in control purchase feature of the notes may in some circumstances make it more difficult to, or discourage, a takeover of our company. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

  •
  to accumulate shares of our common stock;

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  to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

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  by management to adopt a series of anti-takeover provisions.

Instead, the change in control purchase feature is a standard term contained in securities similar to the notes.

        We may be unable to repurchase the notes if you elect to require us to repurchase the notes pursuant to these provisions. Agreements relating to our indebtedness may contain provisions prohibiting the repurchase of the notes under certain circumstances. If you elect to require us to repurchase the notes at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the tender offer. To the extent applicable, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes.

Subordination

        Payment of the notes is subordinate and junior and subject in right of payment to the prior payment in full in cash of all our "Senior Indebtedness" now outstanding or incurred in the future and is effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries.

        "Senior Indebtedness" consists of all of our obligations:

  •
  in connection with our Senior Credit Facility;

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  for borrowed money;

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  evidenced by any notes, debentures, bonds or other instruments issued to banks, trust companies, insurance companies and other financial institutions;

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  under any interest or currency swap agreements, hedging agreements, cap, floor and collar agreements, spot and forward contracts and other similar agreements;

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  in respect of letters of credit, bank guarantees and bankers' acceptances;

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  as lessee under leases of personal property required to be capitalized under GAAP;

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  for principal of, and interest on, any indebtedness or obligations of others of the kinds described above that we have assumed or guaranteed; and

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  for deferrals, renewals, increases, extensions, refinancings and refundings of, or amendments, modifications, restatements or supplements to any indebtedness or obligations described above.

        In each case, such obligation constitutes Senior Indebtedness unless the instrument creating or evidencing the same or under which the same is outstanding expressly provides that the same is not senior in right of payment to the notes.

        The term "Senior Credit Facility" refers to our revolving credit and term loan agreement with The Northern Trust Company, as lender and agent, and LaSalle Bank National Association, Harris Trust and Savings Bank and National City Bank of Michigan/Illinois, as lenders, dated as of May 16, 2003, as amended, including any agreement extending the maturity of, refinancing, replacing, increasing the amount of, or otherwise restructuring all or any portion of the indebtedness under such agreement.

        Senior Indebtedness does not include, among other things, indebtedness to our subsidiaries (other than by reason of our guaranty of subsidiary indebtedness to a third party), our liability for taxes, accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees of such amounts or instruments evidencing such liabilities), any obligations with respect to our equity securities or any indebtedness or obligation of us or our subsidiaries that by its terms is subordinate or junior in right of payment to any other indebtedness or obligation of ours.

        As of December 31, 2004, we had approximately $45.3 million in Senior Indebtedness outstanding.

        No payment on account of principal of or interest on the notes may be made, and no notes may be redeemed or purchased directly or indirectly by us or our subsidiaries, if at the time of such payment, redemption or purchase or immediately after giving effect to such payment, redemption or purchase:

  •
  a default in the payment of principal, premium, if any, interest, rent or other obligations in respect of any Senior Indebtedness occurs and is continuing (a "Payment Default") unless and until such Payment Default will have been cured or waived or will have ceased to exist; or

  •
  we have received notice (a "Payment Blockage Notice") from the holders of Designated Senior Debt that there exists under such Designated Senior Debt a default, which will not have been cured or waived, permitting the holder or holders of such Designated Senior Debt to declare such Designated Senior Debt due and payable, but only for the period (the "Payment Blockage Period") commencing on the date of receipt of the Payment Blockage Notice and ending on the earlier of the date such default will have been cured or waived or the 180th day immediately following our receipt of such Payment Blockage Notice.

        We will resume payments on and distributions in respect of the notes on the date upon which a Payment Default is cured or waived or ceases to exist. Unless the holders of Designated Senior Debt will have accelerated the maturity of such Designated Senior Debt or there is a Payment Default, we will resume payments on the notes after the end of each Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Debt during such period.

        The term "Designated Senior Debt" refers to indebtedness under our Senior Credit Facility, but also includes any Senior Indebtedness consisting of indebtedness for borrowed money which, at the time of determination, has an aggregate principal amount of at least $10,000,000 if the instrument creating or evidencing the same expressly provides that such indebtedness will be "Designated Senior Debt."

        In the event of any bankruptcy, insolvency or other similar proceeding initiated by or against us or any dissolution or winding up or total or partial liquidation or reorganization of our company, all principal and interest due upon any Senior Indebtedness will first be paid in full before any holders of the notes will be entitled to receive or, if received, to retain any payment or distribution on account of the notes.

        The subordination provisions are intended solely for the purposes of defining the relative rights of the holders of the notes and the holders of Senior Indebtedness. The subordination provisions in no way are intended to impair, as between us and any holders of the notes, our unconditional and absolute obligation to pay to the holders of the notes the principal of the notes (and premium, if any) and interest on the notes, in accordance with the terms of the notes.

Merger and Sales of Assets

        The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

  •
  the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof, or the District of Columbia;

  •
  such person assumes all of our obligations under the notes and the indenture; and

  •
  we or such successor are not then or immediately after such consolidation or merger in default under the indenture.

        The occurrence of any of the foregoing transactions could constitute a change in control.

        This covenant includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, there may be uncertainty as to whether a conveyance, transfer, sale, lease or other disposition of less than all our assets is subject to this covenant.

Events of Default

        Each of the following constitutes an event of default under the indenture:

  •
  default in our obligation to pay the principal and premium, if any, on any of the notes at maturity or otherwise;

  •
  default in our obligation to pay the repurchase price of the notes on the repurchase date following a repurchase event;

  •
  default for a period of 10 business days in our obligation to pay the interest or any liquidated damages on the notes;

  •
  default in our obligation to deliver additional shares of our common stock required to be issued on exercise of a holder's conversion right prior to February 15, 2008 following certain change of control events as described in the indenture;

  •
  default in our obligation to deliver shares of our common stock within 15 business days of the exercise of a holder's conversion right;

  •
  our failure to perform or observe any other term, covenant or agreement contained in the notes and the indenture (other than a covenant default that is specifically identified as an event of default in the indenture), including our failure to provide notice of a repurchase event, and the continuation of such failure for 30 days after written notice of default is given to us by the trustee or to us and the trustee by the holders of at least 20% in aggregate principal amount at maturity of the notes then outstanding;

  •
  our failure to perform or observe any other term, covenant or agreement contained in any of the transaction documents (other than the notes and the indenture) for a period of 30 days after written notice of default is given to us by the trustee or to us and the trustee by the holders of at least 20% in aggregate principal amount at maturity of the notes then outstanding;

  •
  any of the representations or warranties made by us in the indenture, the notes or the related transaction documents are false or misleading in any material respect at the time made and such condition (to the extent capable of being cured) continues uncured for a period of 10 business days after written notice of default is given to us by the trustee or to us and the trustee by holders of not less than 20% in aggregate principal amount at maturity of the notes then outstanding;

  •
  our failure to pay when due at maturity, or a default that results in the acceleration of maturity of, any indebtedness for borrowed money of ours or any of our significant subsidiaries in an individual amount of $5 million or more or an aggregate amount of $10 million or more, unless the default is cured or waived or the acceleration is rescinded, stayed or annulled within 15 days after written notice of default is given to us by the trustee or to us and the trustee by holders of not less than 20% in aggregate principal amount at maturity of the notes then outstanding; provided that the 15 day period will be extended to 30 days if we are in good faith pursuing a restructuring or refinancing of the accelerated indebtedness;

  •
  our failure to stay, bond or satisfy within 60 days any outstanding judgments against us or our significant subsidiaries aggregating $10 million or more not covered by insurance; and

  •
  specific events of bankruptcy, insolvency or reorganization with respect to us or any of our significant subsidiaries.

        If an event of default occurs and continues, the trustee or the holders of at least 20% in principal amount of the outstanding notes may declare the principal, and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, and accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

        If an event of default occurs, the interest rate on the notes will be increased to 12% per annum (or such lesser maximum interest rate then permitted by law).

        The indenture provides that the trustee will, within 90 days after the trustee obtains knowledge of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee will be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of default in the payment of the principal of, or premium, if any, or interest on any of the notes.

        If an event of default occurs and is continuing, the trustee may in its discretion proceed to protect and enforce the rights vested in it by the indenture by such appropriate judicial proceedings as the trustee will deem most effectual to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in the indenture or in aid of the exercise of any power granted in the indenture, or to enforce any other legal or equitable right vested in the trustee by the indenture or by law.

        No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest on the notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 20% in principal amount of outstanding notes make a written request and offer indemnity reasonably satisfactory to the trustee to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes;

  •
  the holder or holders have offered security or indemnity reasonably satisfactory to the trustee against any costs, liability or expense of the trustee; and

  •
  the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount at maturity of the notes then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We are required to:

  •
  notify the trustee within three business days of our becoming aware of any default or event of default, and deliver a statement to the trustee specifying the default or event and the action we are taking or propose to take with respect thereto; and

  •
  furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

        The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

  •
  extend the maturity of any note or the payment date of any installment of interest payable on any notes;

  •
  reduce the principal amount at maturity of, premium, if any, on, or interest rate of, any note;

  •
  reduce any amount payable on redemption, repurchase or conversion of any note;

  •
  impair or change in any manner adverse to the holders of notes, our obligation to repurchase the notes upon the occurrence of a repurchase event;

  •
  impair or adversely affect the conversion rights of any holder of notes;

  •
  impair or adversely affect the right of any holder to institute suit for repayment of any note; or

  •
  change the currency of payment of the notes.

        All of the holders of notes also must consent to reduce the percentage of holders of notes which are required to consent to the above-described actions.

Changes Requiring Majority Approval

        The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount at maturity of the notes then outstanding.

Changes Requiring No Approval

        The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

  •
  making provision with respect to the conversion rights of the holders of notes pursuant to the indenture;

  •
  conveying, transferring, mortgaging or pledging any property or assets as security for the notes;

  •
  providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price with respect to all outstanding notes in accordance with the terms of the indenture;

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  adding additional events of default;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

  •
  curing any ambiguity or correcting or supplementing any provision contained in the indenture; provided that modification or amendment does not adversely affect interests of the holders of notes.

Governing Law

        The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

        LaSalle Bank National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent and registrar with regard to the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

Calculations in Respect of Notes

        We or our agents are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of the notes and of our common stock and amounts of interest and contingent payments, if any, on the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Form, Denomination and Registration

        The notes were issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

        The notes are represented by one global note. We deposited the global note with DTC and it was registered in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in the global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Holders who are not participants may beneficially own interests in the global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of the global note, Cede & Co. for all purposes will be considered the sole holder of the global note. Except as provided below, owners of beneficial interests in the global note will:

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest on and the redemption price and the repurchase price of the global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in the global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

        We will issue the notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in the global note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures. We may determine at any time and in our sole discretion that notes shall no longer be represented by the global note, in which case we will issue certificates in definitive form in exchange for the global note.

Registration Rights

        We have filed a registration statement of which this prospectus is a part pursuant to a registration rights agreement with the selling holders. The registration rights agreement provides that we will, at our expense, use reasonable efforts to keep the registration statement effective until the later of:

  •
  two years after the filing of the registration statement;

  •
  the date when the selling holders (other than our affiliates) are able to sell the securities offered by this prospectus immediately without restriction pursuant to Rule 144(k) under the Securities Act; and

  •
  the date when the selling holders have transferred under Rule 144, or sold under the registration statement, all of the notes and the common stock issuable upon conversion of the notes.

        We may suspend the use of this prospectus if we notify the holders that we have delayed the disclosure of material non-public information concerning us because the disclosure of such information at the time is not, in the good faith judgment of our board of directors relying upon the opinion of counsel, in our best interests. Any suspension period shall not exceed:

  •
  30 consecutive days; or

  •
  an aggregate of 60 days for all periods in any 365 day period.

        No suspension period may begin sooner than 10 trading days after the last day of any prior suspension period.

        We will pay predetermined liquidated damages on the interest payment dates for the notes if the shelf registration statement is not timely filed or declared effective or if the prospectus included in such registration statement is unavailable for periods in excess of those permitted above. You should read the registration rights agreement for a description of when the registration delay payments are owed and how they are calculated.

        A holder who elects to sell registrable securities pursuant to the registration statement will be required to:

  •
  be named as a selling holder in the related prospectus or prospectus supplement;

  •
  deliver a prospectus to purchasers;

  •
  be subject to certain of the civil liability provisions under the Securities Act in connection with the selling holder's sales; and

  •
  be bound by the provisions of the registration rights agreement which are applicable to the selling holder (including certain indemnification rights and obligations).

        Under the registration rights agreement we will:

  •
  pay all customary expenses with respect to the registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

        The plan of distribution of the registration statement, of which this prospectus is a part, permits resales of registrable securities by selling holders through brokers and dealers.

        We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the registration statement, of which this prospectus is a part.

        This summary in this prospectus of provisions of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has previously been filed with the SEC.

Rule 144A Information Request

        We will furnish to the holders or beneficial holders of the notes or the underlying shares of common stock and prospective purchasers, upon their request, the information required under Rule 144A(d)(4) under the Securities Act until such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by our affiliate.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 15,000,000 shares of common stock, $0.01 2/3 par value, and 100,000 shares of preferred stock, no par value per share. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and incorporated herein by reference.

Common Stock

        We are authorized to issue 15,000,000 shares of common stock, $0.01 2/3 par value per share. Each holder of our common stock is entitled to one vote for each share held. Except as provided below under "Certain Other Anti-Takeover Matters", stockholders do not have the right to cumulate their votes in elections of directors. Directors are elected if they receive at least sixty percent of all votes of shares entitled to vote.

        Subject to the preferential rights of any holders of any outstanding series of preferred stock, holders of our common stock will be entitled to dividends on a pro rata basis upon declaration of dividends by our board of directors. Dividends are payable only out of unreserved and unrestricted surplus that is legally available for the payment of dividends. Dividends that may be declared on our common stock will be paid in an equal amount to the holder of each share. No pre-emptive rights are conferred upon the holders of such stock and there are no liquidation or conversion rights. There are no redemption or sinking fund provisions and there is no liability to further calls or to assessments by us. Any determination to declare or pay dividends in the future will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual or legal restrictions and other factors deemed relevant by our board of directors. Upon our liquidation, holders of our common stock will be entitled to a pro rata distribution of our assets, after payment of all amounts owed to our creditors and the preferential amounts owing with respect to any of our outstanding preferred stock.

Preferred Stock

        The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Our certificate of incorporation provides for the issuance of up to 100,000 shares of preferred stock. Our board of directors will have the authority, without further action by the stockholders, to issue up to 100,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. Subject to the rights of the holders of any series of preferred stock, the number of authorized shares of any series of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution adopted by our board of directors.

        In connection with a previous stockholder rights plan, we authorized 10,000 shares of Series A preferred stock, none of which was issued. At present, 10,000 shares of Series B junior participating preferred stock have been authorized and are reserved for issuance under the rights plan as described below. We have no plans to issue any other shares of preferred stock.

Rights Plan

        Effective June 30, 1998, our board of directors adopted a stockholder rights plan. To implement the rights plan, our board of directors declared a dividend distribution of one right for each outstanding share of common stock, to shareholders of record at the close of business on July 14, 1998, and for each share of common stock issued between July 14, 1998 and the distribution date. When exercisable, each right will entitle the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series B junior participating preferred stock, no par value per share, at a purchase price of $40.00, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and EquiServe Trust Company, N.A. as rights agent, dated as of July 24, 1998, a copy of which is attached as Exhibit 1 to our Form 8-A Registration Statement, File No. 001-08123, filed with the Securities and Exchange Commission on July 23, 1998. This summary description does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

        Common Stock Certificates Representing Right.    Initially, the rights will be evidenced by Quixote common stock certificates representing shares then outstanding, and no separate certificates for the rights will be distributed. The rights will be exercisable and transferable apart from our common stock and a distribution date will occur upon the earliest of (1) 10 days following the stock acquisition date, which is a public announcement that a person or group of affiliated or associated persons (an acquiring person) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding common stock and (2) 10 business days following the commencement of a tender offer or exchange offer that would result in the beneficial ownership by a person or group of 20% or more of our outstanding common stock.

        Until the distribution date, (1) the rights will be evidenced by Quixote common stock certificates and will be transferred with and only with such common stock certificates, (2) new common stock certificates issued after July 14, 1998 will contain a notation incorporating the rights agreement by reference, and (3) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with the common stock represented by such certificate.

        Issuance of Rights Certificates.    As soon as practicable following the distribution date, separate certificates representing only rights shall be mailed to the holders of record of our common stock as of the close of business on the distribution date, and such separate rights certificates alone shall represent such rights from and after the distribution date. Except as otherwise determined by our board of directors, only shares of our common stock issued before the distribution date will be issued with rights.

        Expiration of Rights.    The rights are not exercisable until the distribution date and will expire at the close of business on July 24, 2008, unless earlier redeemed or exchanged by us as described below.

        Exercise of Rights.    If any person becomes the beneficial owner of 15% or more of the then-outstanding shares of our common stock (except pursuant to an offer for all outstanding shares of our common stock determined by our board of directors who are not officers of Quixote and who are not representatives, nominees, affiliates or associates of an acquiring person or adverse person to be fair to and otherwise in the best interests of us and our shareholders), or our board of directors declares any individual or entity (alone or together with its affiliates and associates as defined in Rule 12b-2 of the Securities and Exchange Act of 1934, as amended) owning at least 10% of the then-outstanding shares of our common stock to be an adverse person (as defined in the rights agreement), each holder of a right will thereafter have the right to receive, upon exercise thereof, the number of shares of our common stock (or, in certain circumstances, cash, property, or other securities of Quixote or a reduction in the purchase price) having a value equal to two times the exercise price of the right. Notwithstanding any of the foregoing, following the occurrence of either event described above, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be void. The rights are not, however, exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us, as described below. Further, rights generally are exercisable only after the effectiveness of a registration statement covering the underlying shares of our common stock under the Securities Act of 1933, as amended.

        For example, at an exercise price of $40.00, each right not owned by an acquiring person or an adverse person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $80.00 worth of common stock (or other consideration, as noted above) for $40.00. Assuming that the common stock had a per-share market value of $20.00 at such time, the holder of each valid right would be entitled to purchase four shares of our common stock at $40.00.

        If at any time following the stock acquisition date or the date on which an individual or entity is declared an adverse person pursuant to the rights agreement, (1) we are acquired in a merger or other business combination transaction in which we are not the surviving corporation (other than pursuant to a qualified offer as described above), or (2) more than 50% of our assets or earning power is sold or transferred (each of such events is referred to as a "Section 13 Event"), then each holder of a right (except rights that have been previously voided, as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. If the rights cannot be exercised for common stock of the acquiring company as set forth above, rights holders will be entitled to put the rights to the acquiring company for cash equal to the exercise price of the rights (i.e., at a 50% discount). The events described in this paragraph and in the second preceding paragraph are referred to as the triggering events.

        Adjustments to Prevent Dilution.    The purchase price payable, and the number of units of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the preferred stock, (2) if holders of the preferred stock are granted certain rights or warrants to subscribe for preferred stock or convertible securities at less than the current market price of the preferred stock, or (3) upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 1% of the purchase price. No fractional units of preferred stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date before the date of exercise.

        Redemption of Rights.    At any time until 10 days following the stock acquisition date (or such later date as our board of directors may determine), we may redeem the rights in whole, but not in part, at a price of $.01 per right, payable in cash, or shares of common stock or other consideration deemed appropriate by our board of directors. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 redemption price.

        No Stockholder Rights Before Exercise.    Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Quixote, including the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for common stock (or other consideration) or for common stock of an acquiring company as set forth above.

        Amendment of Rights Agreement.    Any of the provisions of the rights agreement may be amended by our board of directors before the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board of directors to cure any ambiguity, to correct inaccuracies and inconsistencies, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or an adverse person or any of their affiliates or associates), or to shorten or lengthen any time period under the rights agreement; however, no amendment to adjust the time period governing redemption shall be made at such time as the rights are not redeemable.

        Anti-takeover Effects.    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire Quixote in a manner which causes the rights to become discount rights unless the offer is conditional on a substantial number of rights being acquired. The rights, however, should not affect any prospective offeror willing to make an offer at a fair price and otherwise in the best interests of Quixote and its stockholders as determined by a majority of the directors who are not affiliated with the person making the offer, or willing to negotiate with the board of directors. The rights should not interfere with any merger or other business combination approved by the board of directors since the board of directors may, at its option, at any time until ten business days following the stock acquisition date redeem all but not less than all the then outstanding rights at the redemption price.

Certificate Of Incorporation Provisions Requiring Supermajority Approval Of Certain Actions

        Our certificate of incorporation provides that holders of at least sixty percent (60%) of our issued and outstanding shares must agree to:

  •
  amend our Certificate of Incorporation;

  •
  adopt or approve any agreement or plan of merger or consolidation or any transaction including a merger of consolidation of Quixote;

  •
  elect directors;

  •
  transfer all or substantially all of our property and assets; and

  •
  adopt or approve a plan of liquidation or dissolution.

Limitation of Liability and Indemnification Matters

        Our certificate of incorporation provides that a director of Quixote Corporation will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain cases where liability is mandated by the Delaware General Corporation Law. Our by-laws provide for indemnification, to the fullest extent permitted by law, of any person made or threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Quixote, or is or was a director of our subsidiary or, at our request, serves or served as a director or officer of or in any other capacity for, or in relation to, any other enterprise, against all expenses, liabilities, losses and claims actually incurred or suffered by such person in connection with the action, suit or proceeding. Our by-laws also provide that, to the extent authorized from time to time by our board of directors, we may provide to any one or more employees and other agents of Quixote or any subsidiary or other enterprise, rights of indemnification and to receive payment or reimbursement of expenses, including attorneys' fees, that are similar to the rights conferred by the by-laws on directors and officers of Quixote or any subsidiary or other enterprise.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" under Section 203 is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between Quixote and a Section 203 interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  prior to the time the stockholder became a Section 203 interested stockholder, our board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming a Section 203 interested stockholder;

  •
  on consummation of the transaction that resulted in the stockholder becoming a Section 203 interested stockholder, the Section 203 interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers); or

  •
  the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Section 203 interested stockholder.

Certain Other Anti-Takeover Matters

        Business Combination and Limitations in our Certificate of Incorporation.    In addition to the requirements of Section 203 described above, our certificate of incorporation requires the affirmative vote of the holders of at least 60% of our outstanding voting stock not owned by an interested stockholder (as defined below), for the approval of certain business combinations and certain other transactions with an interested stockholder unless certain minimum price and procedural requirements are met and for the amendment or repeal of these provisions. An "interested stockholder" is defined by our certificate of incorporation as any person or entity that either (i) beneficially owns 5% or more of our outstanding voting stock, (ii) is our affiliate and, at any time within the two years prior to the date the determination is made, was the beneficial owner of 5% or more of our voting stock or (iii) is the assignee of, or otherwise succeeds to, shares beneficially owned by an interested stockholder during the two years prior to the date the determination is made (other than as a result of a public offering under the Securities Act of 1933). This super-majority approval would not be required if (1) the business combination has been approved by a majority of disinterested directors (being those directors who are not affiliated with the interested stockholder and who were directors prior to the time the interested stockholder became an interested stockholder) or (2) all following conditions are satisfied: (a) the cash or fair market value of the consideration to be received per share by holders of the common stock is not less than the higher of (i) the highest price paid for any common stock by any person who is an interested stockholder during the two years prior to the announcement of the proposed business combination or in the transaction in which such person became an interested stockholder (whichever is higher) or (ii) the price of our common stock on the announcement date or the date on which the interested stockholder became an interested stockholder (whichever is higher); (b) the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the interested stockholder has previously paid for shares of such class of voting stock; (c) after becoming an interested stockholder and prior to consummation of such business combination, (i) there has been no reduction in dividends, or an effective reduction in the number of common shares outstanding, unless approved by the board, (ii) such interested stockholder shall not have become the beneficial owner of any additional shares of common stock except as part of the transaction which resulted in such stockholder becoming an interested stockholder and (iii) the interested stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans or other financial assistance provided by us, or made any major change in our equity capital structure; and (d) if such proposal otherwise requires stockholder approval, a proxy statement responsive to the requirements of the Securities Exchange Act of 1934, whether or not we are subject to such requirements, shall be mailed to our stockholders for the purpose of soliciting stockholder approval of such business combination.

        Cumulative Voting Triggered by 60% Stockholder.    The certificate of incorporation also provides that in any election of directors on or after the date on which any person becomes the beneficial holder of 60% of our outstanding voting stock, and until such time as no 60% stockholder any longer exists:

  •
  there shall be cumulative voting for the election of directors so that any holder of shares of voting stock entitled to vote in such election may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which stockholder's shares are entitled, or distribute such stockholder's votes on the same principle among as many candidates as such stockholder sees fit; and

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  any person who is the beneficial owner of shares of voting stock with a market price of $100,000 or more shall have the right to nominate one or more candidates for election to the board of directors and such candidates shall be entitled to include in any proxy statement or other communication with respect to such election to be sent to the holders of shares of voting stock during such period, at our expense, descriptions and other statements of such candidates which shall receive equal space, coverage and treatment as is received by candidates nominated by the board of directors or our management.

        Our certificate of incorporation and by-laws include a number of other provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

        Classified Board of Directors.    Our certificate of incorporation provides for a board of directors that consists of three to nine members divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. In addition, the stockholders can only remove directors by the affirmative vote of the holders of not less than 75% of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by our board of directors. The classification of directors and the inability of stockholders to remove directors without a supermajority vote and to fill vacancies on the board of directors will make it more difficult to change the composition of our board of directors, but will promote a continuity of existing management.

        No Written Consent of Stockholders; Limitations on Call of Special Meetings.    Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and does not permit our stockholders to act by written consent, without a meeting. Our bylaws provide that only our chairman, our president or a majority of our board may call a special stockholders' meeting.

        Supermajority Approval of Amendment of Charter.    Our certificate of incorporation requires the approval of not less than 65% of our outstanding voting stock to amend the provisions of the certificate of incorporation which provide for a classified board, limit stockholder actions by consent or by the calling of a special meeting of stockholders and business combinations with an interested shareholder. Those provisions will make it more difficult to dilute the anti-takeover effects of our certificate of incorporation.

        Blank Check Preferred Stock.    Our certificate of incorporation provides for 100,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of Quixote by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in the best interests of our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group. In this regard, the certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and nonvoting common stock. The issuance may also adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of Quixote. The board of directors currently does not intend to seek stockholder approval prior to any issuance of shares of preferred stock, unless otherwise required by law.

Listing

        Our common stock is listed on The NASDAQ Stock Market under the trading symbol "QUIX".

Transfer Agent

        The transfer agent for our common stock is EquiServe Trust Company, N.A.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

        The following discussion summarizes the material U.S. federal income tax, and in the case of non-U.S. holders (as defined below) estate tax, consequences of the purchase, beneficial ownership, conversion and disposition of the notes and the common stock into which they may be converted.

        This summary is based on the Internal Revenue Code of 1986, as amended (referred to herein as the "Code"), Treasury regulations issued under the Code, judicial authority and administrative rulings and practice, all as of the date of this offering memorandum, and all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax consequences described in this offering memorandum. This summary addresses only the U.S. federal income tax consequences to investors that purchase notes at initial issuance for an amount of cash equal to their issue price (as defined below) and that own the notes as capital assets (that is, generally, as investment assets) and not as part of a hedge, straddle, conversion, constructive sale or other risk reduction transaction for U.S. federal income tax purposes. This summary does not discuss all of the tax consequences that may be relevant to a particular investor or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, securities dealers, certain former citizens or residents of the United States, U.S. holders (as defined below) whose functional currency is not the U.S. dollar), or persons subject to the alternative minimum tax. We will not seek a ruling from the Internal Revenue Service (referred to herein as the IRS) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not challenge one or more of the tax consequences described below. When we use the term "holder" in this section, we are referring to a beneficial owner of the notes and not necessarily the record holder. The issue price of the notes will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money. It is expected, and for purposes of this discussion we assume, that the issue price of the notes will equal the principal amount of the notes.

        Persons considering the purchase of the notes should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

U.S. Federal Income Tax Consequences to U.S. Holders

        This section summarizes certain U.S. federal income tax consequences of the ownership and disposition of the notes and common stock by "U.S. holders." The term "U.S. holder" in this discussion means a beneficial owner of notes or common stock that is:

  •
  a citizen or resident of the United States, as defined for U.S. federal income tax purposes;

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  a corporation created or organized in or under the laws of the United States or of any State;

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on the previous day.

If an entity treated as a partnership for U.S. federal income tax purposes holds the notes, or common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes or common stock that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of acquiring, holding and disposing of notes and common stock.

Tax Treatment of the Notes

Stated Interest

        Stated interest paid or accrued on the notes will be taxable to a U.S. holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes.

Certain Matters Relating to Contingencies

        If the notes are converted prior to February 15, 2008, we may be required to make an additional payment to the holders of the notes (a "Conversion Payment"). We also may be required to make cash payments to holders of the notes if we do not meet certain deadlines set forth in the Registration Rights Agreement ("Registration Delay Payments"). As a consequence of the possibility of a Conversion or Registration Delay Payment, the notes may be subject to Treasury regulations applicable to debt instruments providing for one or more contingent payments (the "contingent payment debt instrument regulations"). For purposes of determining whether the notes are issued with "original issue discount" for U.S. federal income tax purposes, we intend to take the position that as of the issue date, the notes do not represent "contingent payment debt instruments" because we believe that, both separately and in the aggregate, the likelihood of our making any Conversion and Registration Delay Payments is remote. Therefore, we intend to take the position that the notes will not be issued with original issue discount. Although the treatment of the Conversion or Registration Delay Payments is not entirely clear, we intend to take the position that (i) if we become obligated to make any Registration Delay Payments, such payments will be includible in a U.S. holder's income in accordance with the U.S. holder's method of accounting and (ii) if we become obligated to make any Conversion Payments, such payments will be includible in a U.S. holder's income as of the date of the conversion.

        If the IRS were successfully to assert a contrary position, then the notes would be subject to the contingent payment debt instrument regulations, and U.S. holders may be required to include in gross income interest in excess of the coupon amount of interest received periodically over the term of the notes as it accrues, regardless of the holder's method of tax accounting, which may result in the recognition of interest income before the receipt of cash in respect of such interest income. In addition, in such event, any gain on the sale, exchange, redemption, retirement or other taxable disposition of a note (including any gain realized on the conversion of a note) may be recharacterized as ordinary income. U.S. holders should consult their tax advisors regarding the tax consequences of the notes being treated as contingent payment debt instruments.

        The remainder of this discussion assumes that the notes do not represent "contingent payment debt instruments".

Conversion

        A U.S. holder of a note generally will not recognize gain or loss on the conversion of a note into common stock except with respect to any cash received in lieu of a fractional share. The U.S. holder's holding period for the common stock received upon conversion will include the period during which the note was held, and the U.S. holder's aggregate tax basis in the common stock received upon conversion will be equal to the holder's adjusted tax basis in the note at the time of conversion, less any portion allocable to the fractional share. A U.S. holder of a note will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of common stock in an amount equal to the difference between the amount of cash received and the portion of the holder's tax basis in the note that is attributable to such fractional share. This gain or loss will generally be capital gain or loss and will be taxable in the same manner as described under "Sale, Retirement, Redemption, or Other Taxable Disposition of Notes," below.

Changes in Conversion Price

        The terms of the notes provide for changes in their conversion price in certain circumstances. A change in the conversion price that allows U.S. holders of notes to receive more shares of common stock upon conversion and thus has the effect of increasing such holders' proportionate interest in our earnings and profits could be treated as though such holders received a dividend in the form of our common stock. Such a constructive stock dividend could be taxable to such holders, although such holders would not actually receive any cash or other property with which to pay the related tax. However, a change in the conversion price to prevent the dilution of such holders' interests upon a stock split or other change in capital structure, if made under a bona fide, reasonable adjustment formula, should not increase the holders' proportionate interests in our earnings and profits and should not be treated as a constructive stock dividend. Any taxable constructive stock dividend resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment. See below under "Tax Treatment of Common Stock—Distributions."

Sale, Retirement, Redemption, or Other Taxable Disposition of Notes

        Upon the sale, retirement, redemption, or other taxable disposition of a note, a U.S. holder will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in exchange (except to the extent attributable to accrued interest, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income) and (ii) the U.S. holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to its cost. Generally, any such gain or loss recognized by a U.S. holder upon the sale, retirement, redemption, or other taxable disposition of a note will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitation.

Tax Treatment of Common Stock

Distributions

        Any distribution we make in respect of our common stock will be treated as a dividend to the extent paid out of our current or accumulated earnings and profits. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of capital to the extent of the U.S. holder's adjusted tax basis in the common stock, and thereafter as capital gain. Dividend income received by an individual U.S. holder in a tax year beginning on or before December 31, 2008 and that satisfies certain requirements generally will be subject to tax at a reduced rate. Unless the reduced rate provision is extended or made permanent by subsequent legislation, for tax years beginning after December 31, 2008, dividends will be taxed at regular ordinary income rates. Subject to certain restrictions, dividends received by a U.S. holder that is a corporation will be eligible for a dividends received deduction.

Disposition of Common Stock

        A U.S. holder will recognize gain or loss upon the sale, exchange, or other taxable disposition of common stock in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received in exchange for such stock and (ii) the U.S. holder's tax basis in the common stock. Generally, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder has held the common stock for more than one year. Net long-term capital gain recognized by a non-corporate U.S. holder generally is subject to U.S. federal income tax at a reduced rate. The deductibility of capital losses is subject to limitation.

Information Reporting; Backup Withholding

        We are required to furnish to the record holders of the notes and common stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid or accrued and the amount of original issue discount accrued on the notes and dividends paid on the common stock.

        A U.S. holder may be subject to backup withholding with respect to interest and original issue discount paid on the notes, dividends paid on the common stock, and proceeds received from a disposition of the notes, or shares of common stock. The backup withholding rate currently in effect is 28%. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

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  fails to furnish its U.S. taxpayer identification number, which for an individual is ordinarily his or her Social Security number;

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  furnishes an incorrect taxpayer identification number;

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  has been notified by the IRS that it has failed properly to report payments of interest or dividends; or

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  fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

        A U.S. holder may claim exemption from backup withholding by providing a properly completed IRS Form W-9 (or substitute form) to us or our paying agent. Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. holder will be entitled to credit any amounts withheld under the backup withholding rules against its actual U.S. federal income tax liability provided that the required information is furnished to the IRS.

U.S. Federal Tax Consequences to Non-U.S. Holders

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, beneficial ownership, conversion and disposition of the notes and the common stock into which they may be converted by a holder that is not a partnership or a U.S. person (referred to herein as a "non-U.S. holder"). For purposes of this discussion, any interest or dividend income and any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note or common stock will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a trade or business in the United States or (ii) in the case of a treaty resident, attributable to a permanent establishment (or in the case of an individual, to a fixed base) in the United States.

Treatment of Interest

        Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal income tax (or any withholding thereof) in respect of interest income on a note if each of the following requirements is satisfied:

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  The interest is not U.S. trade or business income (as defined above).

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  The non-U.S. holder provides us or our paying agent with a properly completed IRS Form W-8BEN (or successor form), or an appropriate substitute form, together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a U.S. person. If a note is held through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the non-U.S. holder provides such a form to the organization or institution and (ii) the organization or institution, under penalties of perjury, certifies to us that it has received such a form from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

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  The non-U.S. holder does not actually or constructively own 10% or more of the voting power of our stock.

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  The non-U.S. holder is not a "controlled foreign corporation" (as defined for U.S. federal income tax purposes) that is actually or constructively related to us.

If all of these conditions are not met, a 30% U.S. withholding tax will apply to interest income on the notes, unless either (i) an applicable income tax treaty reduces or eliminates such tax or (ii) the interest is U.S. trade or business income (as defined above) and, in each case, the non-U.S. holder complies with applicable certification requirements. In the case of the second exception, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the notes on a net income basis in the same manner as a U.S. holder, as described above. Additionally, non-U.S. holders that are corporations could be subject to a branch profits tax on such income. Special procedures contained in Treasury regulations may apply to partnerships, trusts and intermediaries. We urge non-U.S. holders to consult their own tax advisors for information on the impact of these withholding regulations.

Treatment of Disposition and Conversion of Notes and Common Stock

        Subject to the discussion of backup withholding below, generally, a non-U.S. holder will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized upon the sale, exchange, redemption, retirement, conversion or other disposition of a note or common stock, or with respect to the receipt of cash instead of a fractional share of common stock on conversion of a note, unless (except in the case of conversion):

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  such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, redemption, retirement or other disposition and certain other conditions are met,

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  the gain is U.S. trade or business income; or

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  the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") treat the gain as effectively connected with a U.S. trade or business.

        The FIRPTA rules may apply to a sale, exchange or other disposition of the notes or common stock if we are, or have been within the shorter of the five-year period preceding the transaction and the period the non-U.S. holder held the note, a U.S. real property holding corporation ("USRPHC").

In general, we would be a USRPHC if interests in U.S. real estate equal or exceed 50% of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Adjustments to Conversion Price

        A non-U.S. holder may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on income attributable to an adjustment to the conversion rate of the notes that constitutes a constructive dividend as described in "U.S. Federal Tax Consequences to U.S. Holders—Changes in Conversion Price" above. It is possible that this tax would be withheld from interest, shares of common stock or proceeds subsequently paid or credited to a non-U.S. holder.

Dividends

        Dividends paid to a non-U.S. holder on common stock received on conversion of a note generally will be subject to U.S. withholding tax at a 30% rate unless such rate is reduced or eliminated under the terms of a tax treaty between the United States and the non-U.S. holder's country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status by providing us with an IRS Form W-8BEN (or successor form) or an appropriate substitute form.

Treatment of the Notes and Common Stock for U.S. Federal Estate Tax Purposes

        A note held, or treated as held, by an individual who is a non-U.S. holder at the time of death will not be subject to U.S. federal estate tax, provided that such person does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock and payments on such notes would not have been considered U.S. trade or business income. Common stock held, or treated as held, by an individual who is a U.S. holder at the time of death will be includible in the estate of such person for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax. An individual may be subject to U.S. federal estate tax and not U.S. federal income tax as a resident or may be subject to U.S. federal income tax as a resident and not be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

        In general, a non-U.S. holder will not be subject to information reporting and backup withholding with respect to payments made by us with respect to the notes or common stock if the non-U.S. holder has provided us with an IRS Form W-8BEN, described above, and we do not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person or the non-U.S. holder otherwise establishes an exemption.

        The U.S. federal tax discussion set forth above is included for general information only and may not be applicable depending on a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the acquisition, beneficial ownership and disposition of the notes, and the common stock received upon conversion of notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal and other tax laws.

SELLING HOLDERS

        We originally issued the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed to be "accredited investors" as defined in Regulation D under the Securities Act and "qualified institutional buyers" as defined by Rule 144A under the Securities Act. We agreed to register the notes, together with 105% of the common stock initially issuable upon conversion of the notes, for resale by the selling holders. The selling holders, together with their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.

        Set forth below is the name of each selling holder, the principal amount of notes beneficially owned by each selling holder and the number of shares of our common stock into which the notes are convertible. The information in the table below is based on information provided by or on behalf of the selling holders to us in a selling holder questionnaire and is as of the date specified by the holders in those questionnaires. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. The selling holders identified below may have acquired, sold, transferred or otherwise disposed of all or a portion of their notes or the underlying common stock since the date on which they provided the information regarding their notes. We have assumed for purposes of the table below that the selling holders will sell all of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling holders will continue to be beneficially owned by them. However, we do not know whether the selling holders will sell all, some or none of the notes or common stock issuable upon conversion of the notes.

        Assuming the selling holders sell all of the securities offered by this prospectus, upon completion of the offering, none of the selling holders will beneficially own any notes or more than 1% of the total number of shares of our common stock outstanding.

        Please note that the share numbers in this table do not total to the number of shares registered due to rounding.

Name	Aggregate Principal Amount of Notes That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock Owned Prior to Conversion	Number of Shares of Common Stock Registered Hereby (1)
Kings Road Investments Ltd.(2)	$15,000,000	37.50%	0	608,108(3)
Tenor Opportunity Master Fund, Ltd.	$2,000,000	5.00%	0	81,081(4)
The Northwestern Mutual Life Insurance Company(5)	$13,500,000	33.75%	0	547,297(6)
JP Morgan Securities	$3,000,000	7.5%	0	121,622(7)
TQA Special Opportunity Master Fund Ltd.	$2,000,000	5.00%	0	81,081(8)
TQA Master Fund Ltd.	$1,200,000	3.00%	0	48,649(9)
TQA Master Plus Fund Ltd.	$800,000	2.00%	0	32,433(10)
Smithfield Fiduciary LLC(11)	$2,500,000	6.25%	0	101,351(12)
Total:	$40,000,000	100%	0	1,621,622(13)

(1)
Assumes conversion of the full amount of a holder's notes at the initial conversion price of $25.90 per share. This conversion price is subject to adjustment as described under "Description of Notes—Conversion of Notes—Conversion Price Adjustments." As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Polygon Investment Partners LLP and Polygon Investment Partners LP (the "Investment Managers") and Polygon Investments Ltd. (the "Manager") each has the right to vote and dispose of the securities held by Kings Road Investments Ltd. Alexander Jackson, Reade Griffith and Paddy Dear control the Investment Managers and the Manager. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road Investments Ltd.

(3)
Represents 105% of 579,151 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

(4)
Represents 105% of 77,220 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

(5)
These notes are held in two separate accounts, with $13,300,000 held in the name of The Northwestern Mutual Life Insurance Company—General Account and $200,000 held in the name of The Northwestern Mutual Life Insurance Company—Group Annuity Separate Account.

(6)
Represents 105% of 521,236 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

(7)
Represents 105% of 115,830 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

(8)
Represents 105% of 77,220 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

(9)
Represents 105% of 46,332 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

(10)
Represents 105% of 30,888 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

(11)
Highbridge Capital Management, LLC ("Highbridge"), is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the shares of common stock held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(12)
Represents 105% of 96,525 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

(13)
Represents 105% of 1,544,402 shares of common stock issuable upon conversion of the notes at a conversion price of $25.90 per share.

        None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

        Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds from the sale of the notes and the shares of our common stock issuable upon conversion of the notes offered by this prospectus. The selling holders may offer and sell the notes and shares of our common stock covered by this prospectus from time to time. The selling holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. If the notes and the shares of our common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents, the selling holders will be responsible for underwriting discounts or commissions or agent's commissions. Such notes and shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time or at negotiated prices. Such sales may be effected in one or more transactions, which may involve block transactions:

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  on any national securities exchange or quotation service on which the notes and shares may be listed or quoted at the time of sale;

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  in the over-the-counter market; or

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  in transactions otherwise than on such exchanges or services or in the over-the-counter market.

        In addition, the selling holders may sell shares of our common stock issuable upon conversion of the notes by one or more of, or a combination of, the following methods:

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  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  in privately negotiated transactions;

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  in options transactions;

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  through the writing of options, whether such options are listed on an options exchange or otherwise;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  short sales;

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  sales pursuant to Rule 144;

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  broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share; and

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  any other method permitted pursuant to applicable law.

        In addition, the selling holders may sell any shares that qualify for sale under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the notes and the shares of our common stock issuable upon conversion of the notes, the selling holders may pledge the notes and the shares of our common stock issuable upon conversion of the notes to a broker-dealer or other financial institution, and, upon a default of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling holders may also loan the notes and the shares of our common stock issuable upon conversion of the notes to a broker-dealer that in turn may sell the securities.

        In effecting sales, broker-dealers or agents engaged by the selling holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling holders in customary or specifically negotiated amounts or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

        In offering the notes and shares of our common stock issuable upon conversion of the notes covered by this prospectus, the selling holders and any broker-dealers who execute sales for the selling holders may be treated as "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling holders and the compensation of any broker-dealer may be treated as underwriting discounts and commissions.

        Our shares of common stock are listed on the NASDAQ National Market.

        In order to comply with the securities laws of some states, if applicable, the selling holders may be required to sell their notes and shares of our common stock issuable upon conversion of the notes in such jurisdictions only through registered or licensed brokers or dealers. In addition, some states may restrict the selling holders from selling notes and shares of our common stock issuable upon conversion of the notes unless the securities have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of notes and shares of our common stock issuable upon conversion of the notes in the market and to the activities of the selling holders and their affiliates which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock. In addition, we will make copies of this prospectus, as it may be supplemented or amended from time to time, available to the selling holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling holders may indemnify any broker-dealer that participates in transactions involving the sale of the notes and shares of our common stock issuable upon conversion of the notes against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of notes and shares of our common stock issuable upon conversion of the notes is made, if required, we will distribute a prospectus supplement that will set forth the number of notes and shares of our common stock issuable upon conversion of the notes being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, to the extent required, we may amend or supplement this prospectus from time to time to describe a particular plan of distribution.

        In addition, upon receiving notice from a selling holder that a donee, pledgee or transferee or other successor-in-interest intends to sell notes or shares of our common stock covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the transferee.

        We have agreed to indemnify the selling holders against certain liabilities, including certain liabilities under the Securities Act.

        We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $59,708.00 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling holder will pay all underwriting discounts and selling commissions, if any.

        We have agreed with the selling holders to keep the registration statement of which this prospectus constitutes a part effective until the first to occur of (1) the second anniversary of the effectiveness of the registration statement, (2) the date there are no longer any registrable securities and (3) the date on which all of the securities being offered hereby held by persons that are not our affiliates can be sold under Rule 144(k) under the Securities Act.

LEGAL MATTERS

        Holland & Knight LLP will pass upon the validity of the notes and the shares of common stock issuable upon conversion of the notes.

EXPERTS

        The financial statements incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. The SEC also maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

        We maintain an internet website http://www.quixotecorp.com, at which you can access our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act. We make those filings available on our website as soon as reasonably practicable after such material is filed, or furnished, to the SEC. The information posted on our corporate website is not incorporated into this prospectus.

        We have filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is a part of that registration statement and constitutes a prospectus of Quixote. As allowed by SEC rules, this prospectus does not contain all the information that can be found in the registration statement or the exhibits to the registration statement.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over comparable but earlier dated information included in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act:

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  Our annual report on Form 10-K for the year ended June 30, 2004, filed on September 13, 2004;

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  Our current reports on Form 8-K and Form 8-K/A filed since July 1, 2004;

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  Our definitive proxy statement for our 2004 annual meeting of stockholders, filed on October 7, 2004;

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  Our quarterly report on Form 10-Q for the quarter ended September 30, 2004 filed on November 9, 2004;

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  Our quarterly report on Form 10-Q for the quarter ended December 30, 2004 filed on February 9, 2005; and

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  All documents we file after the date of filing the initial registration statement on Form S-3, of which this prospectus is a part, and prior to the effectiveness of such registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

        These filings are available at the SEC's website, http://www.sec.gov, as well as our website, http://www.quixotecorp.com.

        On request we will provide at no cost to each person, including any beneficial owner who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Written or telephone requests for such copies should be addressed to our executive offices located at 35 East Wacker Drive, Chicago, Illinois 60601, Attention: Corporate Secretary, telephone number (312) 467-6755.

$40,000,000
Quixote Corporation

7% Convertible Senior Subordinated Notes Due 2025
and
1,621,622 Shares of Common Stock Issuable
upon the Conversion of the Notes

Prospectus

March 17, 2005

QuickLinks

TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
RISK FACTORS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA (Dollars in thousands, except per share data)
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
SELLING HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE